As Filed with Securities and Exchange Commission on August 31 2010

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

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FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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DANIELS CORPORATE ADVISORY COMPANY, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization)	6199 (Primary Standard Industrial Classification Code Number)	04-3866724 (I.R.S. Employer Identification No.)

Parker Towers, 104-60, Queens Boulevard, 12th Floor

Forest Hills, New York 11375

(347) 242-3148

(Address and Telephone Number of Registrant’s Principal Executive Offices and Principal Place of Business)

Mr. Arthur D. Viola

Chief Executive Officer

Daniels Corporate Advisory Company, Inc.

Parker Towers, 104-60, Queens Boulevard, 12th Floor

Forest Hills, New York 11375

(347) 242-3148

(Name, Address and Telephone Number of Agent for Service)

With a Copy to:
Norman T. Reynolds, Esq.

Norman T. Reynolds Law Firm

3262 Westheimer Road, Suite 234

Houston, Texas 77098

Telephone No.: (713) 503-9411

Telecopier No.: (713) 456-2509

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer (Do not check if a smaller reporting company) [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Offering Price Per Share (2)	Aggregate Offering Price	Amount of Registration Fee
Common stock, the Spin-Off (3)	4,809,971	$0.13	625,296	44.58
Common stock, to be sold (4)	20,190,029	$0.13	2,595,454	187.14
Total	25,000,000		$3,220,750	$231.72

(1)

In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

(2)

Based on Rule 457 under the Securities Act.

(3)

Represents shares to be issued to the INfe Human Resources stockholders in the Spin-Off.  See “Prospectus Summary – The Offering” and “Plan of Distribution.”

(4)

Represents shares to be sold to new investors.  See “Prospectus Summary – The Offering” and “Plan of Distribution.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, August 31, 2010

DANIELS CORPORATE ADVISORY COMPANY, INC.

25,000,000 Shares of Common Stock

This prospectus relates to the offering of up to 25,000,000 shares of the common stock of Daniels Corporate Advisory Company, Inc., a Nevada corporation, $0.001 par value per share, as follows:

•

The registration of the issuance of 4,809,971 shares of our common stock to the stockholders (the “INfe Human Resources stockholders”) of INfe Human Resources, Inc., a Nevada corporation (“INfe Human Resources”) pursuant to a spin-off of the shares of the registrant held by INfe Human Resources (the “Spin-Off”).  There will be no charge for the distribution of our shares (the “Spin-Off Shares”) and we will receive no proceeds as a result of the distribution.  Please refer to “Prospectus Summary – The Offering” beginning on page 1 of this prospectus and “Plan of Distribution.”

•

The registration of the issuance of 20,190,029 shares of our common stock to new investors.  Please refer to “Prospectus Summary – The Offering” beginning on page 1 of this prospectus and “Plan of Distribution.”

•

The shares of our common stock offered by means of this prospectus will be sold on a “best efforts” basis by Arthur D. Viola, our sole officer and director, who is not a licensed broker-dealer.  Mr. Viola will not be paid any commission with respect to the sale of any of shares sold by means of this offering to the new investors.  Likewise, there will be no commissions paid in connection with the Spin-Off Shares as described in this prospectus.  There is no minimum number of shares that we have to sell to the new investors.  There will be no refunds.  Please refer to “Plan of Distribution” beginning on page 37 of this prospectus.

•

The offering to the new investors will be until June 30, 2011, and may be extended for an additional period up to August 31, 2011, if we choose to do so.  All subscriptions for our shares sold to new investors by Arthur D. Viola will not be placed in an escrow account and will be immediately available for our use.

We will bear all expenses in connection with the registration of all of the shares of our common stock covered by this prospectus.

Arthur D. Viola may deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.  We have agreed to indemnify the INfe Human Resources stockholders, and the new investors against certain liabilities, including liabilities under the Securities Act.

The shares of our common stock are not currently listed for sale on any exchange, although we do plan to attempt to have our shares quoted for sale on the “Pink Sheets” or the OTC Bulletin Board after the effective date of this prospectus.

THE SECURITIES OFFERED HERBY INVOLVE A HIGH DEGREE OF RISK.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE 6 ..

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The common stock to be sold by us to new investors is subject to acceptance by them and subject to their right to reject any offer to purchase in whole or in part.  It is expected that delivery of any our shares sold to the new investors by means of this prospectus will be delivered within 21 days after the date of any sale.

The date of this prospectus is ____, 2010

The information in this prospectus is not complete and may be changed.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  No one may sell these securities nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	6
Special Note Regarding Forward-Looking Statements	17
Use Of Proceeds	18
Market Price Of And Dividends On Our Common Equity And Related Stockholder Matters	19
Capitalization	19
Selected Consolidated Financial Data	20
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	22
Management	25
Certain Transactions	31
Description Of Securities	33
Certain Provisions Of Our Articles Of Incorporation And Bylaws	34
Shares Eligible For Future Sale	36
Plan Of Distribution	37
Legal Matters	39
Experts	39
Reports To Stockholders	39
Where You Can Find More Information	39

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PROSPECTUS SUMMARY

This summary highlights information described more fully elsewhere in this prospectus.  You should read the entire prospectus carefully.  In this prospectus, “Daniels Corporate Advisory,” the “Company,” “we,” “us” and “our” refer to Daniels Corporate Advisory Company, Inc., a Nevada corporation.

The Company

Since 2002, Daniels Corporate Advisory has been engaged in all forms of corporate development activities, including roll-ups, corporate financial consulting services, merchant banking services, merger and acquisitions assignments, and advisory on leverage buyout/management buyout transactions in a variety of industries.  Our corporate financial consulting division provides advisory services to client companies.  Our merchant banking services division plans include deal structure, negotiation, and senior management advisory on capital markets resources.  See “Business.”

Our principal executive offices are located at Parker Towers, 104-60, Queens Boulevard, 12th Floor, Forest Hills, New York 11375, telephone (347) 242-3148.  Our email address is Onewallstreetn@aol.com.  We do not currently have a web site, although we do expect to construct one in the near future.  Any information which may be contained in our web site shall not constitute part of this prospectus.

The Offering

This prospectus relates to the offering of up to 25,000,000 shares of the common stock of Daniels Corporate Advisory, as follows:

•

The registration of the issuance of 4,809,971 shares of our common stock to the stockholders (the “INfe Human Resources stockholders”) of INfe Human Resources, Inc., a Nevada corporation (“INfe Human Resources”) pursuant to a spin-off of the shares of the registrant held by INfe Human Resources (the “Spin-Off”).  There will be no charge for the distribution of our shares and we will receive no proceeds as a result of the distribution.  Please see “Plan of Distribution.”

•

The registration of the issuance of 20,190,029 shares of our common stock to new investors at a price of $0.13 per share.  Please see “Plan of Distribution.”

The shares of our common stock offered by means of this prospectus will be sold on a “best efforts” basis by Arthur D. Viola, our sole officer and director, who is not a licensed broker-dealer.  Mr. Viola will not be paid any commission with respect to the sale of any of shares sold by means of this offering to the new investors.  Likewise, there will be no commissions paid in connection with the Spin-Off Shares as described in this prospectus.  There is no minimum number of shares that we have to sell to the new investors.  There will be no refunds.  Please refer to “Plan of Distribution” beginning on page 37 of this prospectus.

The offering to the new investors will be until June 30, 2011, and may be extended for an additional period up to August 31, 2011, if we choose to do so.  All subscriptions for our shares sold to new investors will be immediately available for our use.  There will be no escrow account.

We will bear all expenses in connection with the registration of all of the shares of our common stock covered by this prospectus.

The shares of our common stock are not currently listed for sale on any exchange, although we do plan to attempt to have our shares quoted for sale on the “Pink Sheets” or the OTC Bulletin Board after the effective date of this prospectus.

The Spin-Off

On June 22, 2010, INfe Human Resources, Inc., a Nevada corporation (“INfe Human Resources”), determined to the Spin-Off all of the shares of Daniels Corporate Advisory Company, Inc., a Nevada corporation (the “registrant” and “Daniels Corporate Advisory”) held by INfe Human Resources to the holders of INfe Human Resources common stock.  INfe Human Resources is effecting the Spin-Off by distributing one share of Daniels Corporate Advisory common stock as a non-taxable distribution for each 100 outstanding shares of common stock of INfe Human Resources.  As a result, Daniels Corporate Advisory will distribute 4,809,971 shares of our common stock as of 5:00 p.m., New York, New York time, on the effective date of the registration statement of which this prospectus is a part (the “Distribution Date”) to the holders of record of INfe Human Resources common stock at 5:00 p.m., New York, New York time, on June 22, 2010 (the “Record Date”).  All 10,000 shares of Daniels Corporate Advisory currently held by INfe Human Resources will be cancelled so that following the Spin-Off, INfe Human Resources will own no shares of Daniels Corporate Advisory, which means that Daniels Corporate Advisory will be a fully independent, publicly traded company.  No vote of INfe Human Resources stockholders was required in connection with the Spin-Off.

The INfe Human Resources stockholders will not be required to pay any cash or other consideration for the shares of Daniels Corporate Advisory common stock distributed to them as a result of the Spin-Off or to surrender or exchange their shares of INfe Human Resources common stock to receive the distribution of Daniels Corporate Advisory common stock.

The Number of Shares to be Received as a Result of the Spin-Off

The actual number of shares of Daniels Corporate Advisory common stock that will be distributed to the INfe Human Resources stockholders will be calculated as of the Record Date.  The ratio that will be used to determine the number of Daniels Corporate Advisory common shares each INfe Human Resources stockholder will receive for each share of INfe Human Resources common stock he owned on the Record Date is calculated as follows:

4,809,971

(which is the total number of shares of Daniels Corporate Advisory common stock to be distributed in the Spin-Off)

Divided by 480,997,100

(which is the total number of shares of INfe Human Resources common stock outstanding at 5:00 p.m., New York, New York time, on June 22, 2010)

Based on the number of shares of INfe Human Resources common stock outstanding as of June 22, 2010, each INfe Human Resources stockholder will receive one share of Daniels Corporate Advisory common stock for each 100 shares of INfe Human Resources common stock held on the Record Date.

When and How the Daniels Corporate Advisory Shares Will be Received

The Daniels Corporate Advisory shares will be distributed as of 5:00 p.m., New York, New York time, on the effective date of the registration statement of which this prospectus is a part (the “Distribution Date”) by Daniels Corporate Advisory by causing the shares of Daniels Corporate Advisory common stock to be registered in accounts established in the ownership records of Daniels Corporate Advisory.

Registered Holders.  If any INfe Human Resources stockholder own shares in registered form, the Daniels Corporate Advisory shares distributed to him will be registered in his name and he will become the record holder of that number of shares of Daniels Corporate Advisory common stock.

Street Name Holders.  If any INfe Human Resources stockholder shares are held in a brokerage account or with a nominee, the distribution will be credited to the account of his brokerage firm or nominee.  The INfe Human Resources stockholder’s broker/nominee will in turn credit his account for the Daniels Corporate Advisory shares that he is entitled to receive.  This could take up to two weeks from the Distribution Date.

Fractional Shares.  We will not deliver any fractional shares of Daniels Corporate Advisory common stock in connection with the Spin-Off.  Instead, we will round up to nearest whole and deliver rounded up shares to each INfe Human Resources stockholder.

Book-Entry Registration.  Daniels Corporate Advisory common stock will be issued in book-entry form through the Direct Registration System.  Daniels Corporate Advisory’s transfer agent and registrar, Signature Stock Transfer, 2632 Coachlight Court, Plano, Texas 75093, telephone (972) 612–4120, facsimile (972) 612–4122, and e-mail signaturestocktransfer@MSN.com, will hold each INfe Human Resources stockholder’s book-entry shares.  If an INfe Human Resources stockholder wishes to receive a physical certificate after the Distribution Date, he should contact Signature Stock Transfer.

Distribution Statement.  Following the Distribution Date, a distribution statement will be sent to each INfe Human Resources stockholder showing his ownership interest in Daniels Corporate Advisory common stock.  We currently estimate that it will take up to 10 days from the Distribution Date to complete the mailings of distribution statements.

Dissenters’ Right of Appraisal

Nevada law does not provide for a right of a stockholder to dissent to the Spin-Off.

U.S. Federal Income Tax Consequences

The following is a discussion of certain federal income tax considerations that may be relevant to holders of our stock who receive shares of Daniels Corporate Advisory as a result of the Spin-Off.  No state, local, or foreign tax consequences are addressed herein.

The following description of the material federal income tax consequences of the Spin-Off to our common stockholders is based on the Internal Revenue Code, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this prospectus.  Changes to the laws could alter the tax consequences described below, possibly with retroactive effect.  We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Spin-Off.  This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the United States, broker/dealers or insurance companies).  The state and local tax consequences of the Spin-Off may vary significantly as to each common stockholder, depending upon the jurisdiction in which such stockholder resides.  Each INfe Human Resources stockholder is urged to consult his own tax advisors to determine the particular consequences to him.

Tax-Free Status of the Spin-off.  We are of the opinion that our distribution of whole shares of Daniels Corporate Advisory common stock to our common stockholders in connection with the Spin-Off will be tax-free to INfe Human Resources and to our common stockholders for U.S. federal income tax purposes.

This means that for U.S. federal income tax purposes:

•

INfe Human Resources common stockholders will not recognize a gain or loss by reason of the receipt of whole shares of Daniels Corporate Advisory common stock as a result of the Spin-Off; and

•

INfe Human Resources will not recognize a gain or loss by reason of the Spin-Off.

We are not aware of any facts or circumstances that would cause any of our opinions to be incorrect in any material respect.  Nevertheless, if the IRS subsequently held our Spin-Off to be taxable, the above consequences would not apply; and our common stockholders and we could be subject to tax.

Subsequent Sale of Stock.  If an INfe Human Resources stockholder sells his shares of Daniels Corporate Advisory common stock after the distribution, he will recognize gain or loss on such sale based on the difference between the proceeds he receives from the sale and the tax basis allocated to the shares he sold as described below under “Allocation of Tax Basis.”  In most cases, this gain or loss will be a capital gain or loss, assuming that the INfe Human Resources stockholder held such shares as a capital asset, and will be a long-term or short-term gain or loss based on his holding period for such shares as described below under “Holding Period.”

Allocation of Tax Basis.  The INfe Human Resources stockholder’s tax basis for the Daniels Corporate Advisory common stock received in the Spin-Off will be determined based on his tax basis in the INfe Human Resources common stock with respect to which his distribution of Daniels Corporate Advisory common stock was made.  Following the Spin-Off, the INfe Human Resources stockholder’s aggregate tax basis in his shares of INfe Human Resources common stock and Daniels Corporate Advisory common stock, will be the same as his tax basis in his shares of INfe Human Resources common stock immediately prior to the Spin-Off.  The aggregate tax basis in the INfe Human Resources stockholder’s shares of INfe Human Resources common stock immediately prior to the Spin-Off will be allocated between his INfe Human Resources common stock and Daniels Corporate Advisory common stock in proportion to the fair market value of INfe Human Resources common stock and Daniels Corporate Advisory common stock on the last day before the Distribution Date.

Additional Information to Help You Calculate Your New Tax Basis.  Additional information will be sent to each INfe Human Resources stockholder with the distribution statement concerning the allocation of his tax basis in INfe Human Resources common stock between his shares of INfe Human Resources common stock and Daniels Corporate Advisory common stock, including fractional shares.

Holding Period.  The holding period for capital gains purposes of shares of Daniels Corporate Advisory common stock received in the distribution will include the holding period of the INfe Human Resources common stock in respect of which the distribution was made, provided the stockholder holds the INfe Human Resources common stock as a capital asset on the Distribution Date.

State, Local and Foreign Tax Consequences.  Each INfe Human Resources stockholder should consult his own tax advisor regarding the state, local and foreign tax consequences of his receipt of shares of Daniels Corporate Advisory common stock and any payment for fractional shares.

Tax Return Statement.  U.S. Treasury regulations require each INfe Human Resources stockholder to attach to his U.S. federal income tax return - for the year in which the Spin-Off occurs - a detailed statement setting forth certain information regarding the nature of the Spin-Off.  The information necessary to comply with that requirement will be enclosed with the distribution statement.  The report to the Internal Revenue Service should be completed and attached to the INfe Human Resources stockholder’s 2010 tax return.

The summary of U.S. federal income tax consequences set forth above is for general information purposes only.  Stockholders are advised to consult their own tax advisors as to the particular tax consequences to them of the Spin-Off, including the state, local, and (if applicable) foreign tax consequences.

Common stock offered	Up to 25,000,000 shares.
Common stock to be outstanding after this offering	25,000,000 shares.
Use of proceeds

We will not receive any proceeds from the issuance of our common stock to the INfe Human Resources stockholders.  However, we will receive proceeds from the sale of our shares to new investors.  All proceeds received shall be use for working capital and general corporate expenses.  See “Use of Proceeds” of this prospectus.

Trading symbol

The shares of our common stock are not currently listed for sale on any exchange.  We plan to attempt to have our shares quoted for sale on the “Pink Sheets” or OTC Bulletin Board after the effective date of this prospectus.

Risk factors	An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.

RISK FACTORS

This investment has a high degree of risk.  Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus.  If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down.  This means you could lose all or a part of your investment.

Risks Relating to Our Business

We are a development stage company with limited operating history which may not serve as an adequate basis to judge our future prospects and results of operations.

Daniels Corporate Advisory Company, Inc. was incorporated in August 2002 and has a very limited operating history upon which an evaluation of our future performance and prospects can be made.  We are an early-stage company and have had little revenues.  Our prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business.  As an early-stage company, Daniels Corporate Advisory faces risks and uncertainties relating to its ability to successfully implement its business plan, which are described in more detail below.

Since inception, Daniels Corporate Advisory has generated approximately $55,000 of revenue from outside consulting clients and has provided funding, referral, and advisory and oversight management advisory to the operating executives of each of the staffing companies of INfe Human Resources.  We have incurred losses of $1,506,452 for the period from August 22, 2002 (inception) to November 30, 2005, $186,875 for the year ended November 30, 2006, $1,387,921 for the year ended November 30, 2007, $1,035,526 for the year ended November 30, 2008, and $1,307,749 for the year ended November 30, 2009.  From December 1, 2009 through the present, no sales revenue has been generated and expenses have been nominal.

The operations from inception to date have resulted in an accumulated deficit of $5,424,493 at May 31, 2010.  Losses are continuing through the date of this prospectus.  Inasmuch as Daniels Corporate Advisory will continue to have operating expenses and will be required to make significant up-front expenditures in connection with the proposed development of its business, Daniels Corporate Advisory may continue to incur losses for at least the next 12 months and until such time, if ever, as Daniels Corporate Advisory is able to generate sufficient revenues to finance its operations and the costs of continuing expansion.

Our business strategy is unproven, and we may not be successful in addressing early stage challenges, such as establishing our position in the market and developing effective marketing of our services.  To implement our business plan, we will be required to obtain additional financing.  We have not yet located additional financing.

Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business, specifically the risks inherent in developmental stage companies.  We expect to continue to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future.  It is possible that we will not be able to achieve profitable operations or, if profitability is achieved, that it will be maintained for any significant period, or at all.

We are a development stage company and have limited operating history upon which you can evaluate our business and prospects.  We have yet to develop sufficient experience regarding actual revenues to be received from our proposed services.  You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets.  If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

Our auditors have stated we may not be able to stay in business.

Our auditors have issued a going concern opinion, which means that there is doubt that we can continue as an ongoing business for the next 12 months.  Unless we can raise additional capital, we may not be able to achieve our objectives and may have to suspend or cease operations.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We may not be successful in the implementation of our business strategy or our business strategy may not be successful, either of which will impede our development and growth.

Daniels Corporate Advisory is engaged in the business of offering corporate financial consulting services and merchant banking services.

We do not know whether we will be able to continue successfully implementing our business strategy or whether our business strategy will ultimately be successful.  In assessing our ability to meet these challenges, a potential investor should take into account our lack of operating history, our management’s relative inexperience, the competitive conditions existing in our industry and general economic conditions.  Our growth is largely dependent on our ability to successfully implement our business strategy.  Our revenues may be adversely affected if we fail to implement our business strategy or if we divert resources to a business strategy that ultimately proves unsuccessful.

Our service offerings may not be accepted.

We constantly seek to modify our service offerings to the marketplace.  As is typically the case evolving service offerings, anticipation of demand and market acceptance are subject to a high level of uncertainty.  The success of our service offerings primarily depends on the interest of our customers.  In general, achieving market acceptance for our services will require substantial marketing efforts and the expenditure of significant funds, which we may not have available, to create awareness and demand among customers.

We have limited marketing experience, and have extremely limited financial, personnel and other resources to undertake extensive marketing activities.  Accordingly, we are uncertain as to the acceptance of any of our services or our ability to generate the revenues necessary to remain in business.

Our inability to obtain sufficient financing will harm our development and growth strategy.

We will require substantial amounts of working capital to fund our business.  We currently anticipate that our available funds will be sufficient to meet our anticipated needs for working capital and capital expenditures through the next 12 months.  Our anticipation of the time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors, including those described in these Risk Factors and elsewhere in this prospectus.  We are uncertain that additional financing will be available to us on favorable terms when required, or at all.  If we are unable to obtain sufficient additional capital when needed, we could be forced to alter our business strategy, delay or abandon some of our development plans.  Any of these events would harm our business, financial condition and results of operation.  In addition, if we raise additional funds through the issuance of equity, equity-linked or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution.

Risks associated with our ability to manage expansion as a result of acquisitions.

The growth of our business depends in large part on our ability to manage expansion, control costs in our operations and consolidate acquisitions into existing operations.  This strategy will entail reviewing and potentially reorganizing acquired operations, corporate infrastructure and system and financial controls.  Unforeseen expenses, difficulties, complication and delays frequently encountered in connection with the rapid expansion of operations could inhibit our growth and adversely affect our financial condition, results of operations or cash flow.

Risks associated with our inability to identify suitable acquisition candidates.

We may be unable to identify acquisition candidates that would result in the most successful combinations or be unable to consummate acquisitions on acceptable terms.  The magnitude, timing and nature of future acquisitions will depend upon various factors, including our success in establishing the corporate development “pilot programs” for consulting clients as a viable means of growth acceleration, the availability of suitable acquisition candidates that have the client base suitable for cross-marketing opportunities, the negotiation of acceptable terms, our financial capabilities, the availability of skilled employees to manage acquired companies and general economic and business conditions.

We may be unable to obtain financing for the acquisitions that are available to us.

We are currently attempting to obtain financing for our corporate financial consulting and merchant banking services lines of business as well as for acquisition opportunities which could result in material dilution to our existing stockholders.  We may be unable to obtain adequate financing for further development of our proposed services and for any acquisition for cross-marketing of services purposes, or that, if available, such financing will be on favorable terms.

Our future financial results are uncertain and our operating results may fluctuate, due to, among other things, consumer trends, seasonal fluctuations and market demand.

As a result of our short and sporadic operating history, it is difficult to accurately forecast our revenue.  Further, we have little historical financial data upon which to base planned operating expenses.  We base our current and future expense levels on our operating plans and estimates of future expenses.  Our expenses are dependent in large part upon expenses associated with our proposed marketing expenditures and related overhead expenses, and the costs of hiring and maintaining qualified personnel to carry out our respective services.  Sales and operating results are difficult to forecast because they will depend on the growth of our customer base, changes in customer demands and consumer trends, the degree of utilization of our advertising services as well as the mix of services and services sold.  As a result, we may be unable to make accurate financial forecasts and adjust our spending in a timely manner to compensate for any unexpected revenue shortfall.  This inability could cause our net losses in a given quarter to be greater than expected.

We may encounter substantial competition in our business and failure to compete effectively may adversely affect our ability to generate revenue.

We believe that existing and new competitors will continue to improve their services and introduce new services with competitive price and performance characteristics.

In periods of reduced demand for our services, we can either choose to maintain market share by reducing our prices to meet competition or maintain prices, which would likely sacrifice market share.  Sales and overall profitability could be reduced in either case.  In addition, competitors may enter our existing markets, or we may be unable to compete successfully against existing or new competition.

We rely on the services of certain key personnel.

Our business relies on the efforts and talents of our chief executive officer and our chief financial officer, Arthur D. Viola.  The loss of his services could adversely affect the operations of our business, and could have a very negative impact on our ability to fulfill on our business plan.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our services and implement our business objectives could be adversely affected.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected.  Competition for senior management personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives, or attract and retain high-quality senior executives in the future.  Such failure could materially and adversely affect our future growth and financial condition.

We may have difficulty in attracting and retaining management and outside independent members to our board of directors as a result of their concerns relating to their increased personal exposure to lawsuits and stockholder claims by virtue of holding these positions in a publicly held company.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors.  Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors and officers’ liability insurance to pay on a timely basis the costs incurred in defending such claims.  We currently do carry limited directors and officers’ liability insurance.  Directors and officers’ liability insurance has recently become much more expensive and difficult to obtain.  If we are unable to continue or provide directors and officers’ liability insurance at affordable rates or at all, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors.

We may lose potential independent board members and management candidates to other companies that have greater directors and officers’ liability insurance to insure them from liability or to companies that have revenues or have received greater funding to date which can offer more lucrative compensation packages.  The fees of directors are also rising in response to their increased duties, obligations and liabilities as well as increased exposure to such risks.  As a company with limited operating history and resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities.

Our future revenues are unpredictable and our quarterly operating results may fluctuate significantly.

We cannot forecast with any degree of certainty whether any of our proposed services will ever generate revenue or the amount of revenue to be generated by any of our proposed services.  In addition, we cannot predict the consistency of our quarterly operating results.  Factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

•

Our ability to attract new and repeat customers;

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Our ability to keep current with the evolving requirements of our target market; and

•

The ability of our competitors to offer new or enhanced services.

We may fail to establish and maintain strategic relationships.

We believe that the establishment of strategic partnerships will greatly benefit the growth of our business, and we intend to seek out and enter into strategic alliances.  We may not be able to enter into these strategic partnerships on commercially reasonable terms, or at all.  Even if we enter into strategic alliances, our partners may not attract significant numbers of customers or otherwise prove advantageous to our business.  Our inability to enter into new distribution relationships or strategic alliances could have a material and adverse effect on our business.

Acts of terrorism, responses to acts of terrorism and acts of war may impact our business and our ability to raise capital.

Future acts of war or terrorism, national or international responses to such acts, and measures taken to prevent such acts may harm our ability to raise capital or our ability to operate.  In addition, the threat of future terrorist acts or acts of war may have effects on the general economy or on our business that are difficult to predict.  We are not insured against damage or interruption of our business caused by terrorist acts or acts of war.

Risks Relating to Our Stock

Before the Spin-Off, Arthur D. Viola owns 50,000 shares of our super voting preferred stock entitling him to the right to vote 25,000,000 shares of our common stock in any election or event.  This concentration of ownership could discourage or prevent a potential takeover of Daniels Corporate Advisory that might otherwise result in your receiving a premium over the market price for your common stock.

Before the Spin-Off, Arthur D. Viola owns 50,000 shares of our super voting preferred stock entitling him to the right to vote 25,000,000 shares of our common stock in any election or event.  Following the Spin-Off, Mr. Viola will own 454,500 shares of our common stock as well as 50,000 shares of the Daniels Corporate Advisory preferred stock which has voting rights equal to 500 shares of the Daniels Corporate Advisory common stock for every one share of Daniels Corporate Advisory preferred stock held, which equates to voting rights of 25,454,500 shares of the Daniels Corporate Advisory common stock held by Mr. Viola, which amount exceeds our outstanding shares of common stock after the Spin-Off.  The result of the ownership of our common stock by Mr. Viola is that he has voting control on all matters submitted to our stockholders for approval and is able to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions.  Additionally, this concentration of voting power could discourage or prevent a potential takeover of Daniels Corporate Advisory that might otherwise result in your receiving a premium over the market price for your common stock.

If we become a publicly traded company, our common stock will most likely be thinly traded, so you may be unable to sell at or near bid prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

If our shares become publicly traded, our common stock will be sporadically or “thinly-traded” on the “Pink Sheets,” and possibly on the Over-the-Counter Bulletin Board (the “OTCBB”), meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent.  This situation will be attributable to a number of factors, including the fact that we are a small company which will be relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that trading levels will not continue.

Pink Quote, informally known as the “Pink Sheets,” is an electronic quotation system operated by Pink OTC Markets that displays quotes from broker-dealers for many over-the-counter (OTC) securities.  These securities tend to be inactively traded stocks, including penny stocks and those with a narrow geographic interest.  Market makers and other brokers can use Pink Quote to publish their bid and ask quotation prices.  The term Pink Sheets is also used to refer to a market tier within the current Pink Quote system.

The Pink Sheets is not a stock exchange.  To be quoted in the Pink Sheets, companies do not need to fulfill any requirements (e.g., filing financial statements with the SEC).  The companies quoted in the Pink Sheets tend to be closely held, extremely small, thinly traded, or bankrupt.  Most do not meet the minimum U.S. listing requirements for trading on a stock exchange such as the New York Stock Exchange.  Many of these companies do not file periodic reports or audited financial statements with the SEC, making it very difficult for investors to find reliable, unbiased information about those companies.

The OTCBB is a quotation service for the Financial Industry Regulatory Authority (“FINRA”) market makers, and not an issuer listing service or securities market.  There are no listing requirements that must be met by an OTCBB issuer.  Accordingly, there are no financial requirements and there is no minimum bid price requirement.

OTCBB companies are not considered to be “listed.”  There are, however, certain requirements an issuer must meet in order for its securities to be eligible for a market maker to enter a quotation on the OTCBB.  In order for a security to be eligible for quotation by a market maker on the OTCBB, the security must be registered with the Securities and Exchange Commission or other federal regulatory authority that has proper jurisdiction and the issuer must be current in its required filings with such federal authority.

The stated and un-stated listing requirements for the OTCBB are as follows:

•

Fully reporting with the Securities and Exchange Commission;

•

Not a black check or inactive company;

•

Minimum of 40 stockholders of record holding at least 100 shares each (note: this number is informal and has been moving up);

•

Directors, officers, and stockholders will be scrutinized for previous involvements in other OTCBB companies, in particular, blank check companies; and

•

Must have a market maker submit a Rule 15c211 application to FINRA and agree to act as market maker for securities of company.

Even if our shares become publicly traded, your shares may not be “free-trading.”

Investors should understand that their shares of our common stock will not become “free-trading” merely because Daniels Corporate Advisory is a publicly-traded company.  In order for the shares to become “free-trading,” the shares must be registered, or entitled to an exemption from registration under applicable law.  See “Shares Eligible for Future Sale.”

You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

If our shares become publicly traded, the following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain the current market price, or as to what effect the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

If our shares become publicly traded, volatility in our common stock price may subject Daniels Corporate Advisory to securities inquiries.

If our shares become publicly traded, the market for our common stock will most likely be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price would be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We may need to raise additional capital.  If we are unable to raise necessary additional capital, our business may fail or our operating results and our stock price may be materially adversely affected.

Because we are a newly operational company, we need to secure adequate funding.  Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders.  If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility.  If we are unable to obtain adequate financing, we may have to curtail our operations and our business would fail.

Our issuance of additional common stock in exchange for services or to repay debt would dilute your proportionate ownership and voting rights and could have a negative impact on the market price of our common stock.

Our board of directors may generally issue shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors as our board of directors may deem relevant at that time.  It is likely that we will issue additional securities to pay for services and reduce debt in the future.  It is possible that we will issue additional shares of common stock under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our articles of incorporation and the existence of indemnification rights for our directors, officers and employees may result in substantial expenditures by Daniels Corporate Advisory and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain provisions which eliminate the liability of our directors for monetary damages to Daniels Corporate Advisory and our stockholders.  Our bylaws also require us to indemnify our officers and directors.  We may also have contractual indemnification obligations under our agreements with our directors, officers and employees.  The foregoing indemnification obligations could result in Daniels Corporate Advisory incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup.  These provisions and resultant costs may also discourage Daniels Corporate Advisory from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit Daniels Corporate Advisory and our stockholders.

Absence of dividends.

We have never paid or declared any dividends on our common stock.  Likewise, we do not anticipate paying, in the near future, dividends or distributions on our common stock or our common stock to be sold in this offering.  Any future dividends will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, our financial requirements for future operations and growth, and other facts as we may then deem appropriate.

Our directors have the right to authorize the issuance of shares of our preferred stock and additional shares of our common stock.

Our directors, within the limitations and restrictions contained in our articles of incorporation and without further action by our stockholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series.  We have no intention of issuing shares of preferred stock at the present time.  Any issuance of shares of preferred stock could adversely affect the rights of holders of our common stock.

Should we issue additional shares of our common stock at a later time, each investor’s ownership interest in our stock would be proportionally reduced.  No investor will have any preemptive right to acquire additional shares of our common stock, or any of our other securities.

If our shares become publicly traded and our shares are traded on the Pink Sheets or the OTCBB, and we fail to remain current in our reporting requirements, we could be removed from the OTCBB, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTCBB and some trading on the Pink Sheets must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the Pink Sheets and OTCBB.  If our shares become publicly traded and our shares are traded on the OTCBB, and we fail to remain current in our reporting requirements, we could be removed from the OTCBB.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

If our shares become publicly traded, the market price for our common stock will most likely be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of net revenues which could lead to wide fluctuations in our share price.  The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.

If our shares become publicly traded, the market for our common stock will most likely be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future.  The volatility in our share price would be attributable to a number of factors.  First, as noted above, the shares of our common stock will likely be sporadically and/or thinly traded.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, we will most likely be a speculative or “risky” investment due to our dependence on an initial flow of corporate consulting assignments and their implementation producing positive results to attract new clients.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

Shares eligible for future sale by our current stockholders may adversely affect our stock price.

The sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered.  In addition, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

Our issuance of additional common stock in exchange for services or to repay debt would dilute your proportionate ownership and voting rights and could have a negative impact on the market price of our common stock.

Our board of directors may generally issue shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors as our board may deem relevant at that time.  We have issued shares of our common stock in payment for services in the past.  It is likely that we will issue additional securities to pay for services and reduce debt in the future.  It is possible that we will issue additional shares of common stock under circumstances we may deem appropriate at the time.

If our shares become publicly traded, you may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

If our shares become publicly traded, the following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

The elimination of monetary liability against our directors under our articles of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain provisions that eliminate the liability of our directors for monetary damages to Daniels Corporate Advisory and our stockholders.  Our bylaws also require us to indemnify our officers and directors.  We may also have contractual indemnification obligations under our agreements with our directors, officers and employees.  The foregoing indemnification obligations could result in Daniels Corporate Advisory incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup.  These provisions and resultant costs may also discourage Daniels Corporate Advisory from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees, even though such actions, if successful, might otherwise benefit us and our stockholders.

Anti-takeover provisions may impede the acquisition of Daniels Corporate Advisory.

Certain provisions of the Nevada Revised Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination.  These provisions are intended to encourage any person interested in acquiring Daniels Corporate Advisory to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction.  As a result, certain of these provisions may discourage a future acquisition of Daniels Corporate Advisory, including an acquisition in which the stockholders might otherwise receive a premium for their shares.

You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain the current market price, or as to what effect the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

If our shares become publicly traded, volatility in our common stock price may subject Daniels Corporate Advisory to securities litigation.

If our shares become publicly traded, the market for our common stock will most likely be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We may need to raise additional capital.  If we are unable to raise necessary additional capital, our business may fail or our operating results and our stock price may be materially adversely affected.

We may need to secure adequate funding.  If we are unable to obtain adequate funding, we may not be able to successfully develop and market our proposed products and our business will most likely fail.  We do not have commitments for additional financing.  To secure additional financing, we may need to borrow money or sell more securities, which may reduce the value of our outstanding securities.  We may be unable to secure additional financing on favorable terms or at all.

Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders.  If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility.  If we are unable to obtain adequate financing, we may have to curtail business operations, which would have a material negative effect on operating results and most likely result in a lower stock price.

If our shares become publicly traded, an active trading market in our shares may not be sustained.

If our shares become publicly traded, an active trading market in our shares may not be sustained.  Factors such as those discussed in this “Risk Factors” section may have a significant impact upon the market price of the securities to be distributed by us.  Many brokerage firms may not be willing to participate in transactions in a security if a low price develops in the trading of the security.  Even if a purchaser finds a broker willing to effect a transaction in our securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price.  Further, many lending institutions will not permit the use of our securities as collateral for any loans.

We may incur significant costs to ensure compliance with U.S. corporate governance and accounting requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC.  We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.  We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer’s liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.  We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock.

We may require additional financing to fund future operations, including expansion in current and new markets, programming development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies.  We may not be able to obtain financing on favorable terms, if at all.  If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of our common stock.  If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us.

We may have difficulty raising necessary capital to fund operations as a result of market price volatility for our shares of common stock.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies.  For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control.  If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets.  The exploitation of our technologies may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

If our shares become publicly traded, our common stock will most likely be subject to the “penny stock” rules of the Securities and Exchange Commission, and the trading market in our common stock will be limited, which would make transactions in our stock cumbersome and may reduce the investment value of our stock.

If our shares become publicly traded, our shares of common stock will most likely be “penny stocks” because they most likely will not be registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act.  For any transaction involving a penny stock, unless exempt, the rules require:

•

That a broker or dealer approve a person’s account for transactions in penny stocks; and

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That the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

•

Sets forth the basis on which the broker or dealer made the suitability determination; and

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That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

•

Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

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Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•

Boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

•

Excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

•

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, if our shares become publicly traded, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the volatility of our share price.

Subscriptions to purchase shares in this offering are irrevocable and will be immediately available for our use without any escrow.

The execution of a subscription agreement by an investor constitutes a binding offer to purchase shares of our common stock.  Once an investor subscribes for our shares, the investor will not be able to revoke his subscription.  As stated elsewhere herein, the proceeds from the sale of our shares will not be subject to any escrow, but will be immediately available for our use.  Consequently, those investors who purchase shares earlier in the offering will be substantially more at risk than those investors who purchase later in the offering, inasmuch as the later investors will have had the opportunity to assess the success of the offering before making an investment.  In no event will the subscribed amounts be returned to investors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this prospectus, we make a number of statements, referred to as “forward-looking statements” which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results.  We note, however, that these forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to Daniels Corporate Advisory and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate under the circumstances.

You can generally identify forward-looking statements through words and phrases such as “seek,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “budget,” “project,” “may be,” “may continue,” “may likely result,” and similar expressions.  When reading any forward-looking statement you should remain mindful that all forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of Daniels Corporate Advisory, and that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, including those relating to:

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Whether or not markets for our proposed products develop and, if they do develop, the pace at which they develop;

•

Our ability to attract and retain qualified personnel to implement our growth strategies;

•

Our ability to fund our financing needs;

•

Competitive factors;

•

General economic conditions;

•

Changes in our business plan and corporate strategies; and

•

Other risks and uncertainties discussed in greater detail in the sections of this prospectus, including those captioned “Risk Factors” and “Business.”

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning Daniels Corporate Advisory and our business made elsewhere in this prospectus.  You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments.  We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances unless and to the extent required by applicable law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered by this prospectus in the Spin-Off to the INfe Human Resources stockholders.  However, we will receive proceeds from the sale of our common stock to the new investors as described in this prospectus.  See “Plan of Distribution.”  The proceeds from the sale of our shares to the new investors pursuant to the registration statement will be used for working capital and general corporate expenses.

We propose to expend these proceeds as follows:

Use of Proceeds	If 100 percent, or 20,190,029 Shares are Sold	If 50 percent, or 9,982,515 Shares are Sold
Gross proceeds	$2,595,454	$1,297,727
Less offering expenses:
Legal fees	25,000	25,000
Printing of prospectus	1,000	1,000
Accounting and auditing fees	5,000	5,000
State securities fees	2,000	2,000
Transfer agent fees	1,000	1,000
Miscellaneous expenses	1,000	1,000
Net proceeds	$2,560,454	$1,262,727

Working capital needs include accounts payable.

MARKET PRICE OF AND DIVIDENDS ON
OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of the date of this prospectus, the shares of our common stock are not quoted for sale on any public market.  As for our shares which we are to issue to new investors, the INfe Human Resources stockholders by means of this prospectus, and our shares which may be sold subject to the provisions of Rule 144 under the Securities Act, please see “Prospectus Summary – The Offering,,” and “Shares Eligible for Future Sale.”

Dividends

We have not paid or declared any dividends on our common stock, nor do we anticipate paying any cash dividends or other distributions on our common stock in the foreseeable future.  Any future dividends will be declared at the discretion of our board of directors and will depend, among other things, on our earnings, if any, our financial requirements for future operations and growth, and other facts as our board of directors may then deem appropriate.

Before the Spin-Off, Daniels Corporate Advisory was a subsidiary of INfe Human Resources.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans as of the date of this prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of May 31, 2010.

This information should be read in conjunction with our Management’s Discussion and Analysis or Plan of Operation and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

We had net losses of $1,307,749 for the year ended November 30, 2009 and $104,600 for the six months ended May 31, 2010 included in the accumulated deficit in the table below.

	May 31, 2010
	Actual	As Adjusted (1)
Common stock, $0.001 par value per share; 750,000,000 shares authorized, 10,000 shares issued and outstanding, and 5,034,971 shares issued and outstanding, as adjusted	10	10
Preferred stock, $0.001 par value per share; 50,000,000 shares authorized, 50,000 shares issued and outstanding, and 50,000 shares issued and outstanding, as adjusted	50	50
Additional paid-in capital	3,873,726	6,478,250
Deficit accumulated during development stage	(40,042)	(40,042)
Accumulated deficit	(6,671,726)	(6,671,726)
Total stockholders’ equity (deficit)	(2,837,982)	(208,498)
Total capitalization (deficiency)	3,873,796	6,478,310

________________________________________

(1)

Reflects (a) the Spin-Off of 4,809,971 shares to the INfe Human Resources stockholders, and (b) sale of 20,190,029 shares of our common stock to new investors at $0.13 per share with estimated offering costs of $31,000.  See “Prospectus Summary – The Offering.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following consolidated selected financial data are derived from our consolidated financial statements for the years ended November 30, 2009 and 2008, which have been audited by John Scrudato CPA, independent registered public accounting firm, and the unaudited consolidated financial statements for the six months ended May 31, 2010 and 2009 and are included elsewhere in this prospectus.  The data set forth below should be read in conjunction with our Financial Statements and Notes thereto included elsewhere in this prospectus and with “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

	Years Ended November 30,		Six Months Ended May 31,
	2009	2008	2010	2009
			(Unaudited)	(Unaudited)
Revenue	$ –	$ –	$30,500	$ –
General and administrative expenses	880,393	793,686	135,100	332,150
Amort. & Interest expense (add debt forgiveness in Nov.30 2008 of $125,637.	427,366	367,477	1,101,430	193,046
Net loss	(1,307,749)	(1,035,526)	(1,206,030)	(525,196)

BUSINESS

Overview

In December 2001, INfe Human Resources, Inc., our parent company, entered into discussions with Arthur D. Viola of Daniels Corporate Advisory Company, Inc. regarding the acquisition of Daniels Corporate Advisory by INfe Human Resources.  Mr. Viola was doing business as a sole proprietor in business development, merchant banking, mergers and acquisitions; leveraged buy-outs, management buy-outs, structured finance, and roll-ups.  The business intent was to offer these adjunct business services to the limited customer base of INfe Human Resources to expand product offerings and create a corporate development path that would benefit the combined entities.  At the time of the acquisition of Daniels Corporate Advisory, INfe Human Resources operated as an “outsourced” payroll and related human resources services company.  Due to the sharp sell-off in the stock market beginning in April 2000 and the corresponding decline in the availability of venture capital and angel financing, the acquisition of Daniels Corporate Advisory by INfe Human Resources was considered beneficial to both companies.

Business of Daniels Corporate Advisory

On June 22, 2010, INfe Human Resources, determined to spin-off (the “Spin-Off”) all of the shares of Daniels Corporate Advisory held by INfe Human Resources to the holders of INfe Human Resources common stock.  INfe Human Resources is affecting the Spin-Off by distributing one share of Daniels Corporate Advisory common stock as a non-taxable distribution for each 100 outstanding shares of common stock of INfe Human Resources.  As a result, Daniels Corporate Advisory will distribute 4,809,971 shares of our common stock as of 5:00 p.m., New York, New York time, on the effective date of the registration statement of which this prospectus is a part (the “Distribution Date”) to the holders of record of INfe Human Resources common stock at 5:00 p.m., New York, New York time, on June 22, 2010 (the “Record Date”).  All 10,000 shares of Daniels Corporate Advisory currently held by INfe Human Resources will be cancelled so that following the Spin-Off, INfe Human Resources will own no shares of Daniels Corporate Advisory, which means that Daniels Corporate Advisory will be a fully independent, publicly traded company.  No vote of INfe Human Resources stockholders was required in connection with the Spin-Off.

The Spin-Off has been structured to maximize the use in the shortest time possible, of a primary asset of Daniels Corporate Advisory, its share of the INfe Human Resources Net Operating Loss Carry Forward which will be used to shelter the earnings of profitable assignments of Daniels Corporate Advisory in corporate financial consulting and merchant banking services primarily in leveraged buy-outs and management buy-outs including roll-up projects, leveraged finance, and private equity.

We intend to purchase “exclusive rights” to our clients’ networks of other financial/business services companies, to be the “provider of choice” of their corporate financial consulting/merchant banking services specialties.  In this arrangement – which is intended for a variety of non-affiliated firms – we expect to earn a cash fee on all compensation received by the provider of the client, through any and all “exclusive rights” arrangements, for our advisory to senior management of the client on any and all financial transactions contemplated or entered into by said ultimate client – the micro-cap public company.

We plan to create a capital information network for access by senior managements of our client companies for them to directly arrange financing.  Relationships with one key capital provider for each investment class/funding option within a preferred industry will be created for our client base.  This will allow us to provide volume business to the “chosen” capital providers in exchange for overall, lower, blended rates of capital for our client base members.  This expansion of our capital resource network and talent base is expected to allow us to perform our service specialties in much larger leveraged transactions for the benefit of our consulting clients.

Sales and Marketing

We will concentrate our consulting/merchant banking services specialties in the micro-cap segment of the public market, where we believe we will be effective.  We expect to increase our marketing efforts through direct, and already developed, chairman to chairman contact with other micro-cap companies.  Our consulting division objective is to create and manage combined cost-reduction/expansion strategies and in so doing, to provide interim capital infusions from our own working capital reserves to implement consulting assignment results for our clients.  Our merchant banking services division has as its main objective the preparation of client company management for financing/deal negotiations with major financial institutions.

These institutions now require more stringent requirements and higher fees from banking clients.  Potential borrowers must share equity risk through their pledging of internal cash reserves.  To meet these client challenges, we, through our network of capital resources, will advise our client senior management on structure and negotiation of the interim bridge capital necessary to meet the lending qualifications of interested financial institutions.  We will then advise management on the arrangement of permanent, outsourced, major financing for the client to complete joint-venture and acquisition deals of major proportions.  The goal of our corporate consulting/development strategy is the acceleration of client growth in all forms – internal as well as external - with less equity dilution than any other form of currently available financing.

Competition

The corporate financial services – merchant banking/private equity industries are very competitive and fragmented in the market niche in which Daniels Corporate Advisory operates.  There are limited barriers to entry and new competitors frequently enter the market.  A significant number of our competitors possess substantially greater resources than we possess.  Additionally, we face substantial competition for potential clients and for technical and professional personnel from providers of similar financial specialties, which range from giant national companies headquartered on Wall Street to local well known affiliates of some of the largest accounting firms in the United States.

Large national companies that offer corporate financial consulting and merchant banking services capabilities could easily expand into the micro-cap niche intended for occupation by Daniels Corporate Advisory.  Direct competitors include the likes of Goldman Sachs, and Merrill Lynch, as well as other privately held firms like Kohlberg, Kravis & Roberts.  Other companies with whom we compete include the affiliates of well known, national accounting firms such as Ernest & Young.  Numerous, local, owner-operated finder entities and their capital referral networks are also competitors, and each market generally has many competitors.  National and regional consulting firms also offer similar financial advisory services and capital networking advice.  In addition, we will always be exposed to the risk that certain of our prospective clients will decide to hire full-time senior corporate development and finance executives who will provide the relevant services internally.

Employees

As of the date of this prospectus, Daniels Corporate Advisory has one full-time employee and five part-time independent contractor consultants.  Daniels Corporate Advisory is not a party to a collective bargaining agreement with its employee and Daniels Corporate Advisory believes that its relationship with its employee is satisfactory.

Daniels Corporate Advisory does not currently anticipate that it will hire any additional employees in the next six months.  However, as its operations expand, Daniels Corporate Advisory will need to employ the persons that it may need.  Daniels Corporate Advisory does not feel that it would have any difficulty in locating needed help in the New York metropolitan area.

From time-to-time, Daniels Corporate Advisory anticipates that it will use the services of independent contractors and consultants to support its business development or that of its clients.  Daniels Corporate Advisory believes its future success depends in large part upon the continued service of its senior management personnel and its ability to attract and retain highly qualified managerial personnel.

Properties

Daniels Corporate Advisory’s operational headquarters are in an office service complex located at Parker Towers, 104-60, Queens Boulevard, 12th Floor, Forest Hills, New York 11375.  Our office space is provided by Arthur D. Viola, our sole officer, director, and controlling stockholder at no charge.  As our business grows, we may be forced to move to other offices and pay rent.  We believe that our existing facilities are adequate for our current needs for the foreseeable future and if additional space is needed, it would be available on favorable terms at an acceptable location.

Legal Proceedings

Daniels Corporate Advisory is not engaged in any litigation, and we are unaware of any claims or complaints that could result in future litigation.  We will seek to minimize disputes with our customers and others but recognize the inevitability of legal action in today’s business environment as an unfortunate price of conducting business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion reflects our plan of operation.  This discussion should be read in conjunction with the financial statements which are attached to this prospectus.  This discussion contains forward-looking statements, including statements regarding our expected financial position, business and financing plans.  These statements involve risks and uncertainties.  Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Unless the context otherwise suggests, “we,” “our,” “us,” and similar terms, as well as references to “Daniels Corporate Advisory,” all refer to Daniels Corporate Advisory Company, Inc. as of the date of this prospectus.  See “Business.”

Seasonality

Our proposed business is not subject to seasonality.

Impact of Inflation

General inflation in the economy has driven the operating expenses of many businesses higher.  We will continuously seek methods of reducing costs and streamlining operations while maximizing efficiency through improved internal operating procedures and controls.  While we are subject to inflation as described above, our management believes that inflation currently does not have a material effect on our operating results.  However, inflation may become a factor in the future.

Impact of Current Economic Times

The current recessionary times have caused serious delays in the growth plans of a substantial number of micro-cap, public companies.  Sales are sluggish and for the most part, down sharply, depending on the industry.  As a result, operating costs are up significantly as many businesses cannot cut fixed overhead.  Our strategic plan includes the development of methods for reduction of costs and maximizing of efficiencies; through improved internal operating procedures and controls as well as implementation of a proprietary cost-reduction program.  We believe we will achieve growth through these times by direct marketing to other service providers and partnering with them in the servicing of their, as well as our own, clients in the implementation of jointly-developed growth plans.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions and estimates that affect the amounts reported.  Note 1 of Notes to Financial Statements describes the significant accounting policies used in the preparation of the financial statements.  Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition or results of operations.  Specifically, critical accounting estimates have the following attributes:

•

We are required to make assumptions about matters that are highly uncertain at the time of the estimate; and

•

Different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty.  We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances.  These estimates may change as new events occur, as additional information is obtained and as our operating environment changes.  These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known.  Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations.

In preparing our financial statements to conform to accounting principles generally accepted in the United States, we make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes.  These estimates include useful lives for fixed assets for depreciation calculations and assumptions for valuing options and warrants.  Actual results could differ from these estimates.

Results of Operations

Year Ended November 30, 2009 Compared to Year Ended November 30, 2008.

Revenues.  We had no revenues for the years ended November 30, 2009 and 2008.

Operating Expenses.  Operating expenses increased from $793,686 in 2008 to $880,393 in 2009.  This increase was primarily the result of yearly interest costs and growing penalty payments on financing arranged by Daniels Corporate Advisory for the staffing industry roll-up it managed for INfe Human Resources.  Daniels was responsible for and guaranteed INfe Human Resources’ share of the financing.  These interest costs and penalty amounts continued to accrue for us, in spite of the fact the staffing operations were closed down or sold off during the latter part of 2008.

Net Loss.  Our net loss increased to $1,307,749 for 2009 from $1,035,526 for 2008.

Six Months Ended May 31, 2010 Compared to Six Months Ended May 31, 2009.

Revenues.  We had no revenues for the six months ended May 31, 2010 and 2009.

Operating Expenses.  Operating expenses for the six months ended May 31, 2010 were $135,100 compared to $332,150 for the six months ended May 31, 2009.  This expense was primarily the result of professional fees and expense reimbursement to Arthur D. Viola, (our sole officer and director), office expense and preliminary expenses for pending corporate consulting contracts.

Net Loss.  Net loss from operations (prior to interest and penalty expense on Hedge Fund debt described in our financial statements) increased to $104,600 for the period ended May 31, 2010 compared to $373,893 for the period ended May 31, 2009.

Liquidity and Capital Resources

Our primary source of liquidity has been expenses paid by Arthur D. Viola, our sole officer and director and controlling stockholder.  As of May 31, 2010, we had $569 in cash and cash equivalents.

As of May 31, 2010, we had outstanding liabilities of $2,869,051, all of which is past due or payable within 12 months.  As of June 22, 2010, our parent company, INfe Human Resources, agreed to the Spin-Off.  The Spin-Off distribution is in direct proportion to stockholder ownership in INfe Human Resources in order to meet the federal tax requirements for Daniels Corporate Advisory to be able to apply the portion of INfe Human Resources NOL attributable to its operations towards earnings from its continuing, independent, operations as a corporate financial consulting and merchant banking services company.

As part of the Spin-Off, INfe Human Resources has agreed to assume and agrees to perform, and otherwise pay, satisfy and discharge all existing and future liabilities and obligations relating to the amount owing to NIR as described in our financial statements, whether accrued or unaccrued and that INfe Human Resources will forever indemnify and hold harmless Daniels Corporate Advisory.

As described in the above paragraph the debt forgiven will reduce that loss carry forward to $4,357,583.  At this point, all the Hedge Fund debt described in our financial statements and accrued interest attributable to Daniels Corporate Advisory was forgiven and all financial guarantees, cancelled.  Any of our remaining debt, other than back salary owed to Arthur D. Viola, will be settled by raising equity capital.

Financing Activities

We will have to raise capital by means of borrowings or the sale of shares of our common stock.  At present, we do not have any commitments with respect to future financings.  If we are unable to raise the capital we need to finance our business, our proposed business will likely fail.

At present, we do not have sufficient capital on hand to fund our proposed operations for the next 12 months.  We estimate that we will need at least $2 million to fund our corporate development consulting projects over that time.

Quantitative and Qualitative Disclosures About Market Risk

We conduct all of our transactions in U.S. dollars.  We are, therefore, not directly subject to the risks of foreign currency fluctuations and do not hedge or otherwise deal in currency instruments in an attempt to minimize such risks.

Stock-Based Compensation

We recognize compensation cost for stock-based awards based on the estimated fair value of the award on date of grant.  We measure compensation cost at the grant date based on the fair value of the award and recognize compensation cost upon the probable attainment of a specified performance condition or over a service period.

Recently Issued Accounting Pronouncements

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165” or ASC 855).  SFAS 165 (ASC 855) establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  SFAS 165 (ASC 855) sets forth (1) The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  SFAS 165 (ASC 855) was effective for interim or annual financial periods ending after June 15, 2009.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162 (“SFAS 168” or ASC 105-10).  The FASB Accounting Standards Codification (“Codification”) will be the single source of authoritative nongovernmental U.S. generally accepted accounting principles.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  SFAS 168 (ASC 105-10) was effective for interim and annual periods ending after September 15, 2009.  All existing accounting standards are superseded as described in SFAS 168.  All other accounting literature not included in the Codification is non-authoritative.  The Codification did not have a significant impact on our financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

MANAGEMENT

Executive Officers and Directors of Daniels Corporate Advisory and Daniels Corporate Advisory

The following table sets forth information concerning the directors and executive officers of Daniels Corporate Advisory and Daniels Corporate Advisory as of the date of this prospectus:

Name	Age	Position(s)	Position(s) Held Since
Arthur D. Viola	51	Chairman of the Board, President and Chief Executive Officer, Secretary	2002

The members of Daniels Corporate Advisory’s board of directors are subject to change from time to time by the vote of the stockholders at special or annual meetings to elect directors.  The number of the directors may be fixed from time to time by resolution duly passed by Daniels Corporate Advisory’s board.  Daniels Corporate Advisory board has fixed the number of Daniels Corporate Advisory’s directors at one.

Each director will hold office for the term for which elected and until his successor is elected and qualified or until his earlier death, resignation or removal.  Vacancies and newly created directorships resulting from any increase in the number of authorized directors may generally be filled by a majority of the directors then remaining in office.  The directors elect officers annually.  There are no family relationships among Daniels Corporate Advisory’s directors and officers.

We may employ additional management personnel, as Daniels Corporate Advisory’s board of directors deems necessary.  Daniels Corporate Advisory has not identified or reached an agreement or understanding with any other individuals to serve in management positions, but does not anticipate any problem in employing qualified staff.

A description of the business experience during the past several years for Daniels Corporate Advisory’s directors and executive officer is set forth below.

Arthur D. Viola has been our chairman, president, chief executive officer and a director since September, 2002.  In 1981, Mr. Viola founded The Viola Group, Inc., a New York based public company which acquired, and managed private companies.  From 1990 to the present, Mr. Viola has served as senior partner of Daniels Corporate Advisory Co., a New York based private company, which advised and helped grow small public companies.  Previously, Mr. Viola was involved in mergers and acquisitions with Bank of America, Gulf & Western and Crane Co., and was an account manager for Citibank, N.A in their Institutional Investment Management Department.  Mr. Viola attended New York University (Advanced work in Corporate Mergers and Acquisitions) and the New York University Real Estate Institute for Real Estate Development.  He received an MBA from Pace University (Financial Management & Accounting) and a BA from Iona College (Economics and Finance).

Committees of the Board

We do not currently have an Audit, Executive, Finance, Compensation, or Nominating Committee, or any other committee of the board of directors.  However, Daniels Corporate Advisory has adopted charters for these committees, in the event that Daniels Corporate Advisory elects to implement them.  Copies of the charters for each proposed committee are attached to this prospectus as exhibits.

The responsibilities of these committees are fulfilled by Daniels Corporate Advisory’s board of directors and all of Daniels Corporate Advisory’s directors participate in such responsibilities, none of whom is “independent” as defined under Rule 4200(a)(15) of the NASD’s listing standards described below, as Daniels Corporate Advisory’s financial constraints have made it extremely difficult to attract and retain qualified independent board members.  In addition, Daniels Corporate Advisory does not currently have an “audit committee financial expert” as such term is defined in the Securities Act.  Since Daniels Corporate Advisory does not have any of the subject committees, Daniels Corporate Advisory’s entire board of directors participates in all of the considerations with respect to Daniels Corporate Advisory’s audit, compensation and nomination deliberations.

Rule 4200(a)(15) of the NASD’s listing standards defines an “independent director” as a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The following persons shall not be considered independent:

•

A director who is, or at any time during the past three years was, employed by the company;

•

A director who accepted or who has a Family Member who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a Family Member who is an employee (other than as an executive officer) of the company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation.  Provided, however, that in addition to the requirements contained in this paragraph, audit committee members are also subject to additional, more stringent requirements under Rule 4350(d);

•

A director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•

A director who is, or has a Family Member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs;

•

A director of the issuer who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

•

A director who is, or has a Family Member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

We hope to add qualified independent members of Daniels Corporate Advisory’s board of directors at a later date, depending upon Daniels Corporate Advisory’s ability to reach and maintain financial stability.

Audit Committee

The entire board of directors performs the functions of an audit committee, but no written charter governs the actions of the board when performing the functions of what would generally be performed by an audit committee.  The board approves the selection of Daniels Corporate Advisory’s independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting.  In addition, the board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants Daniels Corporate Advisory’s annual operating results, considers the adequacy of Daniels Corporate Advisory’s internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Daniels Corporate Advisory has determined that Arthur D. Viola is a financial expert as defined by Section 407 of The Sarbanes-Oxley Act of 2002.  However, Mr. Viola is not independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.  In order to be considered to be independent, a member of an audit committee of a listed issuer that is not an investment company may not, other than in his capacity as a member of the audit committee, our board of directors or any other board committee:

•

Accept directly or indirectly any consulting, advisory or other compensatory fee from the issuer or any subsidiary thereof, provided that, unless the rules of the national securities exchange or national securities association provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the listed issuer (provided that such compensation is not contingent in any way on continued service); or

•

Be an affiliated person of the issuer or any subsidiary thereof.

Mr. Viola has acquired the status of financial expert through experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions, and overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements.

Nomination Committee

The size of Daniels Corporate Advisory’s board, at this time, does not require a separate nominating committee.  When evaluating director nominees, Daniels Corporate Advisory’s directors consider the following factors:

•

The appropriate size of Daniels Corporate Advisory’s board of directors;

•

Daniels Corporate Advisory needs with respect to the particular talents and experience of Daniels Corporate Advisory’s directors;

•

The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the board;

•

Experience in political affairs;

•

Experience with accounting rules and practices; and

•

The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new board members.

Daniels Corporate Advisory goal is to assemble a board that brings together a variety of perspectives and skills derived from high quality business and professional experience.  In doing so, the board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the board may also consider such other factors as it may deem are in Daniels Corporate Advisory’s best interests as well as Daniels Corporate Advisory’s stockholders.  In addition, the board identifies nominees by first evaluating the current members of the board willing to continue in service.  Current members of the board with skills and experience that are relevant to Daniels Corporate Advisory’s business and who are willing to continue in service are considered for re-nomination.  If any member of the board does not wish to continue in service or if the board decides not to re-nominate a member for re-election, the board then identifies the desired skills and experience of a new nominee in light of the criteria above.  Current members of the board are polled for suggestions as to individuals meeting the criteria described above.  The board may also engage in research to identify qualified individuals.  To date, Daniels Corporate Advisory has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although Daniels Corporate Advisory reserve the right in the future to retain a third party search firm, if necessary.  The board does not typically consider stockholder nominees because it believes that its current nomination process is sufficient to identify directors who serve Daniels Corporate Advisory’s best interests.

Section 16(a) Beneficial Ownership Reporting Compliance

Following the effective date of the registration statement of which this prospectus is a part, under Section 16(a) of the Exchange Act, the directors and certain of the officers, and persons holding more than 10 percent of Daniels Corporate Advisory’s common stock will be required to file forms reporting their beneficial ownership of Daniels Corporate Advisory’s common stock and subsequent changes in that ownership with the Securities and Exchange Commission.  Such persons will also be required to furnish management with copies of all forms so filed.

Communication with Directors

Stockholders and other interested parties may contact any of Daniels Corporate Advisory’s directors by writing to them at Daniels Corporate Advisory Company, Inc., c/o Arthur D. Viola, Parker Towers, 104-60, Queens Boulevard, 12th Floor, Forest Hills, New York 11375.

Our board has approved a process for handling letters received by Daniels Corporate Advisory and addressed to any of Daniels Corporate Advisory’s directors.  Under that process, the Secretary reviews all such correspondence and regularly forwards to the directors a summary of all such correspondence, together with copies of all such correspondence that, in the opinion of the Secretary, deal with functions of the board or committees thereof or that he otherwise determines requires their attention.  Directors may at any time review a log of all correspondence received by Daniels Corporate Advisory that is addressed to members of the board and request copies of such correspondence.

Conflicts of Interest

From time to time, one or more of Daniels Corporate Advisory’s affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that Daniels Corporate Advisory own and operate.  These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with Daniels Corporate Advisory with respect to operations, including financing and marketing, management time and services and potential customers.  These activities may give rise to conflicts between or among the interests of Daniels Corporate Advisory and other businesses with which Daniels Corporate Advisory’s affiliates are associated.  Daniels Corporate Advisory affiliates are in no way prohibited from undertaking such activities, and neither Daniels Corporate Advisory nor its stockholders will have any right to require participation in such other activities.

With respect to transactions involving real or apparent conflicts of interest, hawse have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (ii) the transaction be approved by a majority of our disinterested outside directors, and (iii) the transaction be fair and reasonable to Daniels Corporate Advisory at the time it is authorized or approved by our directors.

Code of Ethics for Senior Executive Officers and Senior Financial Officers

Daniels Corporate Advisory has adopted a Code of Ethics for Senior Executive Officers and Senior Financial Officers that applies to its president, chief executive officer, chief operating officer, chief financial officer, and all financial officers, including the principal accounting officer.  The code provides as follows:

•

Each officer is responsible for full, fair, accurate, timely and understandable disclosure in all periodic reports and financial disclosures required to be filed by Daniels Corporate Advisory with the Securities and Exchange Commission or disclosed to Daniels Corporate Advisory’s stockholders and/or the public.

•

Each officer shall immediately bring to the attention of the audit committee, or disclosure compliance officer, any material information of which the officer becomes aware that affects the disclosures made by Daniels Corporate Advisory in its public filings and assist the audit committee or disclosure compliance officer in fulfilling its responsibilities for full, fair, accurate, timely and understandable disclosure in all periodic reports required to be filed with the Securities and Exchange Commission.

•

Each officer shall promptly notify Daniels Corporate Advisory’s general counsel, if any, or the president or chief executive officer as well as the audit committee of any information he may have concerning any violation of our Code of Business Conduct or Daniels Corporate Advisory’s Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in Daniels Corporate Advisory’s financial reporting, disclosures or internal controls.

•

Each officer shall immediately bring to the attention of Daniels Corporate Advisory’s general counsel, if any, the president or the chief executive officer and the audit committee any information he may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to Daniels Corporate Advisory and the operation of our business, by Daniels Corporate Advisory or any of its agents.

•

Any waiver of this Code of Ethics for any officer must be approved, if at all, in advance by a majority of the independent directors serving on Daniels Corporate Advisory’s board of directors.  Any such waivers granted will be publicly disclosed in accordance with applicable rules, regulations and listing standards.

We will provide to any person without charge, upon request, a copy of our Code of Ethics.  Any such request should be directed to our corporate secretary at Parker Towers, 104-60, Queens Boulevard, 12th Floor, Forest Hills, New York 11375, telephone (347) 242-3148, or by e-mail at Onewallstreetn @aol.com.  The information contained in our web site shall not constitute part of this prospectus.

Daniels Corporate Advisory principal executive offices are located at Parker Towers, 104-60, Queens Boulevard, 12th Floor, Forest Hills, New York 11375.  Our email address is Onewallstreetn@aol.com.

Summary of Cash and Certain Other Compensation

At present Daniels Corporate Advisory has only one executive officer.  The compensation program for future executives will consist of three key elements which will be considered by a compensation committee to be appointed:

•

A base salary;

•

A performance bonus; and

•

Periodic grants and/or options of our common stock.

Base Salary.  Daniels Corporate Advisory chief executive officer and all other senior executive officers receive compensation based on such factors as competitive industry salaries, a subjective assessment of the contribution and experience of the officer, and the specific recommendation by our chief executive officer.

Performance Bonus.  A portion of each officer’s total annual compensation is in the form of a bonus.  All bonus payments to officers must be approved by our compensation committee based on the individual officer’s performance and company performance.

Stock Incentive.  Stock options are granted to executive officers based on their positions and individual performance.  Stock options provide incentive for the creation of stockholder value over the long term and aid significantly in the recruitment and retention of executive officers.  The compensation committee considers the recommendations of the chief executive officer for stock option grants to executive officers (other than the chief executive officer) and approves, disapproves or modifies such recommendation.  See “Market Price of and Dividends on our Common Equity and Related Stockholder Matters - Securities Authorized for Issuance under Equity Compensation Plans.”

Compensation to our officers and employees will be paid only when we have sufficient funds for that purpose.  At present, we do not possess such funds.

Summary Compensation Table

The following table sets forth, for the last three fiscal years, the compensation earned for services rendered in all capacities by our chief executive officer, chief financial officer and the other highest-paid executive officers serving as such at the end of 2009 whose compensation for that fiscal year was in excess of $100,000.  The individuals named in the table will be hereinafter referred to as the “Named Officers.”  No other executive officer of Daniels Corporate Advisory received compensation in excess of $100,000 during fiscal year 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Arthur D. Viola (1)	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Arthur D. Viola (1)	2008	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Arthur D. Viola (1)	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

__________________________________________________

(1)

Daniels Corporate Advisory chief executive officer, Arthur D. Viola, has accrued wages of $0 in 2007, $60,000 in 2008 and $200,000 in 2009 although unpaid and not included in the above table, have been included in the accrued expenses on our balance sheets and operating expenses of the income statements presented in the financial statements included here as part of this filing.  Additionally, $100,000 has been accrued through the six months ended May 31, 2010 and another $100,000 has been accrued in the pro forma statements for the year ended November 30, 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information for each of our named executive officers as of the end of our last completed fiscal year, November 30, 2009:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. D. Viola (1)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

__________________________________________________

(1)

Daniels Corporate Advisory chief executive officer.

Director Compensation

The following table provides concerning the compensation of our directors as of the end of our last completed fiscal year, November 30, 2009, and for the six months ended May 31, 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Arthur D. Viola	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Employment Agreements

As of the date of this prospectus, Daniels Corporate Advisory does not have any employment agreements with its employees.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Daniels Corporate Advisory has had no disagreements with its accountants on accounting and financial disclosure.

CERTAIN TRANSACTIONS

Other than as described herein, none of our directors or executive officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than five percent of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, information concerning ownership of our securities by:

•

Each person who beneficially owns more than five percent of the outstanding shares of our common stock;

•

Each person who beneficially owns shares of our outstanding preferred stock;

•

Each of our directors;

•

Each of our named executive officers; and

•

All directors and officers as a group.

Name and Address of Beneficial Owner (1)	Common Stock Beneficially Owned (2) Number Percent		Preferred Stock Beneficially Owned (2) Number Percent
Arthur D. Viola (3) (4)	-0-	-0-	50,000	100
All directors and officers as a group (one person)	-0-	-0-	50,000	100
INfe Human Resources (3)	10,000	100	-0-	-0-

*

Less than one percent.

(1)

Unless otherwise indicated, the address for each of these shareholders is c/o Daniels Corporate Advisory Company, Inc., Parker Towers, 104-60, Queens Boulevard, 12th Floor, Forest Hills, New York 11375.  Also, unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to his shares of our common stock beneficially owned.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC.  As of the date of this prospectus, there were issued and outstanding 10,000 shares of our common stock and 50,000 shares of our preferred stock.

(3)

Pursuant to the Spin-Off, we will distribute 4,809,971 Spin-Off Shares to the INfe Human Resources stockholders.  See “Prospectus Summary – The Offering” beginning on page 1 of this prospectus and “Plan of Distribution.”  Arthur D. Viola owns 45,450,000 shares of INfe Human Resources common stock.  As a result of the Spin-Off, Mr. Viola will own 454,500 shares of our common stock.

(4)

The 50,000 shares of our preferred stock owned by Arthur D. Viola give him the power to vote 25,000,000 shares of our common stock, which number exceeds the majority of the issued and outstanding shares of the common stock on the date of this prospectus.

As indicated in the table above, Arthur D. Viola, our sole officer and director, owns 50,000 shares of our preferred stock which equates to 100 percent of our preferred stock.  Our preferred stock has voting rights equal to 500 shares of the our common stock for every one share of our preferred stock held, which equates to voting rights of 25,000,000 shares of the our common stock.  The voting rights of our common stock contained in our preferred stock along with the 454,500 Spin-Off Shares will provide Mr. Viola with voting rights equal to 25,545,500 shares of our common stock, which amount exceeds the outstanding shares of our common stock.  As a result, Arthur D. Viola is able to influence all matters requiring stockholder approval including the election of directors, merger or consolidation and the sale of all or substantially all of our assets.  This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

During the last five years, Arthur D. Viola, a citizen of the United States, has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and was not party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Other than as stated herein, there are no arrangements or understandings, known to us, including any pledge by any person of our securities:

•

The operation of which may at a subsequent date result in a change in control of the registrant; or

•

With respect to the election of directors or other matters.

DESCRIPTION OF SECURITIES

The authorized capital stock of Daniels Corporate Advisory consists of 750,000,000 shares of common stock, par value $.001 per share (the “common stock”) and 50,000,000 shares of preferred stock, par value $0.001 per share (the “preferred stock”).  As of the date of this prospectus, 10,000 shares of our common stock were issued and outstanding and 50,000 shares of our preferred stock were issued and outstanding.

The following description of certain matters relating to our securities is a summary and is qualified in its entirety by the provisions of Daniels Corporate Advisory’s articles of incorporation and bylaws.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to provide for the issuance of shares of our preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions on the rights.  The holders of our preferred stock do not have any cumulative voting rights or preemptive or subscription rights by virtue of their ownership of our preferred stock.  The preferences, powers, rights and restrictions of different series of our preferred stock may vary with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, purchase funds, and other matters.  The issuance of a series of our preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or affect adversely the rights and powers, including voting rights, of the holders of our common stock.  Likewise, any issuance may have the effect of delaying, deferring or preventing a change in control of Daniels Corporate Advisory.  Pursuant to the Certificate of Designation, Preferences and Rights of Preferred Stock of Daniels Corporate Advisory Company, Inc. filed on August 4, 2010, with the Secretary of State of Nevada, our board adopted a resolution creating a series of 50,000 preferred shares which possessed the following characteristics:

•

Liquidation Rights.  Upon the dissolution, liquidation or winding up of Daniels Corporate Advisory, whether voluntary or involuntary, the holders of the then outstanding shares of preferred stock shall be entitled to receive out of the assets of Daniels Corporate Advisory the sum of $0.001 per share (the “Liquidation Rate”) before any payment or distribution shall be made on the common stock, or any other class of capital stock of Daniels Corporate Advisory ranking junior to the preferred stock.

•

No Conversion.  The shares of the preferred stock shall not be convertible into shares of the common stock, preferred stock, or any other securities of Daniels Corporate Advisory.

•

Preferred Status.  The rights of the shares of the common stock shall be subject to the preferences and relative rights of the shares of the preferred stock.  Without the prior written consent of the holders of not less than two-thirds (2/3) of the outstanding shares of the preferred stock, Daniels Corporate Advisory shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the shares of the preferred stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of Daniels Corporate Advisory described in Paragraph 2 above.

•

Restriction on Dividends.  If any shares of the preferred stock are outstanding, Daniels Corporate Advisory shall not, without the prior written consent of the holders of not less than two-thirds (2/3) of the then outstanding shares of the preferred stock, directly or indirectly declare, pay or make any dividends or other distributions upon any of the common stock.

•

Vote to Change the Terms of the Preferred Stock.  Without the prior written consent of the holders of not less than two-thirds (2/3) of the outstanding shares of the preferred stock, Daniels Corporate Advisory shall not amend, alter, change or repeal any of the powers, designations, preferences and rights of the preferred stock.

•

Voting.  On all matters submitted to a vote of the holders of the common stock, including, without limitation, the election of directors, a holder of shares of the preferred stock shall be entitled to the number of votes on such matters equal to the number of shares of the preferred stock held by such holder multiplied by 500.  If no such record date is established, the date to be used for the determination of the stockholders entitled to vote on such matters shall be the date on which notice of the meeting of stockholders at which the vote is to be taken is marked, or the date any written consent of stockholders is solicited if the vote is not to be taken at a meeting.  The holders of preferred stock shall not vote as a separate class, but shall vote with the holders of the common stock.  Except as otherwise may be provided by law, the holders of the preferred stock shall be entitled to one vote on all matters submitted to the vote of the holders of the preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders.  The holders of the common stock have the sole right to vote, except as otherwise provided by law, by our articles of incorporation, or in a statement by our board of directors in a Preferred Stock Designation.

In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds, subject to the payment of preferential dividends or other restrictions on dividends contained in any Preferred Stock Designation, including, without limitation, the Preferred Stock Designation establishing a series of preferred stock described above.  In the event of the dissolution, liquidation or winding up of Daniels Corporate Advisory, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all our liabilities, subject to the preferential distribution rights granted to the holders of any series of our preferred stock in any Preferred Stock Designation, including, without limitation, the Preferred Stock Designation establishing a series of our preferred stock described above.

The holders of the common stock do not have cumulative voting rights or preemptive rights to acquire or subscribe for additional, unissued or treasury shares in accordance with the laws of State of Nevada.  Accordingly, excluding any voting rights granted to any series of our preferred stock, the holders of more than 50 percent of the issued and outstanding shares of the common stock voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares of the common stock voting for the election of the directors will be unable to elect any person or persons to the board of directors.  All outstanding shares of the common stock are fully paid and nonassessable.

The laws of the State of Nevada provide that the affirmative vote of a majority of the holders of the outstanding shares of our common stock and any series of our preferred stock entitled to vote thereon is required to authorize any amendment to our articles of incorporation, any merger or consolidation of Daniels Corporate Advisory with any corporation, or any liquidation or disposition of any substantial assets of Daniels Corporate Advisory.

Options

As of the date of this prospectus, we have not issued any options to purchase shares of our common stock, although we may do so in the future.

Transfer Agent

The transfer agent of our common stock is Signature Stock Transfer, 2632 Coachlight Court, Plano, Texas 75093, telephone (972) 612-4120, facsimile (972) 612-4122, and e-mail: signaturestocktransfer@MSN.com.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

General

Provisions of our articles of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders, such as the ability of our board of directors to issue shares of our common and preferred stock and to set the voting rights, preferences, and other terms of our preferred stock without further stockholder action.  These provisions could also delay or frustrate the removal of incumbent directors or the assumption of control of our board of directors by our stockholders, and may be deemed to discourage takeover attempts, mergers, tender offers, or proxy contests not first approved by our board of directors, which some stockholders may deem to be in their best interests.

Board of Directors

The business and affairs of Daniels Corporate Advisory are managed under the direction of our board of directors, which currently consists of one member.  The number of members on our board of directors is fixed by, and may be increased or decreased from time to time by, the affirmative vote of a majority of the members at any time constituting our board of directors.

Newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term for which the new directorship was created or the vacancy occurred and until the director’s successor shall have been elected and qualified or until his earlier death, resignation, or removal.  No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.  Our board of directors may not have less than one member.  There is no limit on the maximum size of our board.

Whenever the holders of any class or series of our capital stock are entitled to elect one or more directors under any resolution or resolutions of our board of directors designating a series of our preferred stock, vacancies and newly created directorships of a class or series may be filled by a majority of the directors then in office elected by the applicable class or series, by a sole remaining director so elected, or by the unanimous written consent, or the affirmative vote of a majority of the outstanding shares of the class or series entitled to elect the directors.

Any director may be removed from office only by the affirmative vote of the holders of a majority of the combined voting power of our then outstanding shares of capital stock entitled to vote at a meeting of stockholders called for that purpose, voting together as a single class.

Meetings of Stockholders

Our bylaws provide that a special meeting of our stockholders may only be called by:

•

Our chairman of the board, or our president if there is no chairman;

•

The holders of at least 10 percent of the outstanding shares of our capital stock entitled to vote at the proposed special meeting; or

•

Our board of directors by means of a duly adopted resolution.

Special stockholder meetings may not be called by any other person or in any other manner.  Our bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at the special meeting.  Our articles of incorporation do not permit our stockholders to take an action by written consent unless the action to be taken and the taking of that action by written consent have been approved in advance by our board of directors.

The next annual meeting of our stockholders will be held in 2011, on a date and at a place and time designated by our board of directors.

Limitation of Liability

Our articles of incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Nevada law.  In addition, Daniels Corporate Advisory is authorized to indemnify its agents, including without limitation, directors and officers, whether by bylaw, agreement or otherwise, to the fullest extent permissible under Nevada law.

Our bylaws contain similar indemnification and limitation of liability provisions.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Daniels Corporate Advisory under the indemnification provisions, or otherwise, Daniels Corporate Advisory is aware that, in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Amendment of Bylaws

Under our articles of incorporation, our bylaws may be amended by our board of directors or by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of our capital stock then outstanding and entitled to vote, voting together as a single class.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our articles of incorporation permit us to limit the liability of our directors to the fullest extent permitted under the Nevada Revised Statutes.  As permitted by Nevada law, our bylaws and articles of incorporation also include provisions that eliminate the personal liability of each of our officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of Daniels Corporate Advisory.  To the fullest extent allowed by the Nevada Revised Statutes, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability.  However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer’s or director’s own negligence or misconduct in the performance of duty.

The provisions of our bylaws and articles of incorporation regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our articles of incorporation or bylaws.

We believe that the indemnity provisions contained in our bylaws and the limitation of liability provisions contained in our articles of incorporation are necessary to attract and retain qualified persons for these positions.  No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time.  Under the terms of this offering, the shares of our common stock offered may be resold without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

In the future following the date of this prospectus, shares of our outstanding common stock may be issued and sold by Daniels Corporate Advisory in private transactions in reliance upon exemptions from registration under the Securities Act and not registered for resale.  Such shares may be sold only pursuant to an effective registration statement filed by Daniels Corporate Advisory or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

Rule 144

In general, Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, provides:

•

If the issuer of the securities is, and has been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, a minimum of six months must elapse between the later of the date of the acquisition of the securities from the issuer, or from an affiliate of the issuer, and any resale of such securities in reliance on this section for the account of either the acquiror or any subsequent holder of those securities.

•

If the issuer of the securities is not, or has not been for a period of at least 90 days immediately before the sale, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, a minimum of one year must elapse between the later of the date of the acquisition of the securities from the issuer, or from an affiliate of the issuer, and any resale of such securities in reliance on this section for the account of either the acquiror or any subsequent holder of those securities.

•

Except as provided in Rule 144, the amount of securities sold for the account of an affiliate of the issuer in reliance upon this section shall be determined as follows: If any securities are sold for the account of an affiliate of the issuer, regardless of whether those securities are restricted, the amount of securities sold, together with all sales of securities of the same class sold for the account of such person within the preceding three months, shall not exceed the greatest of: (A) one percent of the shares or other units of the class outstanding as shown by the most recent report or statement published by the issuer, or (B) the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of notice required by paragraph (h) of Rule 144, or if no such notice is required the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker, or (C) the average weekly volume of trading in such securities reported pursuant to an effective transaction reporting plan or an effective national market system plan during the four-week period specified in paragraph (e)(1)(ii) of Rule 144.

PLAN OF DISTRIBUTION

In addition to the registration of the issuance of the Spin-Off Shares as described above, through this prospectus, we are offering up to 20,190,029 shares of our common stock to new purchasers.  See “Prospectus Summary – The Offering” beginning on page 1 of this prospectus.  The offering price of our stock to new purchasers is $0.13 per share.  There is no minimum number of shares that we have to sell.  None of the money received from this offering will be placed in an escrow account and shall be available for our immediate use.  As a result, investors who purchase shares early in this offering will be more at risk than investors who purchase later in the offering, inasmuch as the later investors will have more knowledge with respect to the success of our sales efforts.  Furthermore, if we decide to terminate the offering before the sale of all 20,190,029 of our shares, it may be that the proceeds raised by us up to the date of termination will not be sufficient for our projected operations.  There will be no refunds under any circumstances.

All of the shares to be offered to the new purchasers pursuant to this prospectus will be offered directly on a “best efforts” basis by Arthur D. Viola, our sole officer and director.  We will not receive any proceeds from the issuance of the Spin-Off Shares.  No fees will be paid to Mr. Viola in the sale of any shares of our common stock pursuant to this prospectus.  We will bear all costs associated with the registration.

In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and we comply with the requirements of state law.

Although we do not currently contemplate doing so, we may enter into relationships with a placement agent who is a licensed broker-dealer in the future which could require us to pay commissions or other compensation.

Mr. Viola may be deemed to be an underwriter under the Securities Act.

We intend to offer our shares pursuant to this offering, including the Spin-Off Shares, in the States of Texas, California, Florida, and New York,  We may offer our shares in other jurisdictions, if we determine it is in our best interest to do so, or we are otherwise required by law.

Offering Period and Expiration Date

The offering of the shares of our common stock will begin on the effective date of this prospectus and will terminate, if not sooner terminated, at 5:00 p.m., New York, New York time, on June 30, 2011.  We may extend the offering period for an additional period expiring August 31, 2011 without notice, unless the offering is completed or otherwise terminated by us.

At any time before the maximum number of 20,190,029 shares have been sold to purchasers, we may terminate this offering if:

•

We determine, in our sole discretion, to terminate this offering;

•

Specified actions, usually associated with extremely adverse economic and market conditions, have been taken by the principal national securities exchanges or by governmental authorities; or

•

Other events have occurred or are pending or threatened which, in our judgment, materially impair the investment quality of our shares.

If we decide to terminate this offering before the maximum number of 20,190,029 shares has been sold to the new investors, we will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Procedures for Subscribing for the New Investors

If you decide to subscribe for any shares in this offering, you must:

•

Execute and deliver a subscription agreement;

•

Deliver a check or certified funds to us for acceptance or rejection; and

•

All checks for subscriptions must be made payable to “Daniels Corporate Advisory Company, Inc.”

Inasmuch as the INfe Human Resources stockholders will receive their shares of our common stock without the payment of any money or other consideration, there is no requirement that they execute or deliver any documents to us.

Since this offering is only a “best efforts” offering, and not a “minimum-maximum offering” or “all or none offering,” we are not required to use an escrow account.

Right to Reject Subscriptions

Subscriptions for the purchase of our shares may be rejected in whole or in part by us for any reason and need not be accepted in the order received.  All subscriptions are subject to prior sale.  Fully paid subscriptions for shares of our common stock shall be irrevocable by the investors during the offering period.  All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.  Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Plan of distribution for the Spin-Off Shares

The Spin-Off of all of the shares of Daniels Corporate Advisory held by INfe Human Resources to the holders of INfe Human Resources common stock will be effected by distributing one share of Daniels Corporate Advisory common stock as a non-taxable distribution for each 100 outstanding shares of common stock of INfe Human Resources.  As a result, Daniels Corporate Advisory will distribute 4,809,971 shares of our common stock as of 5:00 p.m., New York, New York time, on the effective date of the registration statement of which this prospectus is a part (the “Distribution Date”) to the holders of record of INfe Human Resources common stock at 5:00 p.m., New York, New York time, on June 22, 2010 (the “Record Date”).  There will be no fractional shares issued.  Following the Spin-Off, INfe Human Resources will own no shares of Daniels Corporate Advisory, which means that Daniels Corporate Advisory will be a fully independent company.

The INfe Human Resources stockholders will not be required to pay any cash or other consideration for the Spin-Off Shares distributed to them as a result of the Spin-Off. or to surrender or exchange their shares of INfe Human Resources common stock to receive the distribution of the Spin-Off Shares.  Each of our stockholders receiving the Spin-Off Shares will be delivered a copy of this prospectus at the time of the distribution of the Spin-Off Shares.

All shares of our common stock received by the INfe Human Resources stockholders in connection with the Spin-Off will be fully paid and non-assessable.  The INfe Human Resources stockholders do not have any appraisal rights in connection with the Spin-Off.  For details of the distribution of the Spin-Off Shares, see “Prospectus Summary – The Offering - The Spin-Off.”

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Norman T. Reynolds Law Firm.

EXPERTS

The financial statements for the two most recent fiscal years ended November 30, 2009 and 2008 have been audited by John Scrudato CPA, independent registered public accounting firm, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding our ability to continue as a going concern, appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

REPORTS TO STOCKHOLDERS

We will furnish our stockholders with an annual report which describes the nature and scope of our business and operations for the prior year and which will contain a copy of our audited financial statements for our most recent fiscal year.  In addition, we will furnish our stockholders with a proxy statement as required by the Exchange Act covering matters to be voted upon at our annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the shares being offered in this prospectus.  This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC.  The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549.  Copies of such material can be obtained from the public reference section of the SEC at prescribed rates.

For further information with respect to Daniels Corporate Advisory and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus.  Any such information or representation must not be relied upon as having been authorized.  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

We are subject to the informational requirements of the Exchange Act, and must file reports, proxy statements and other information with the SEC, such as current, quarterly and annual reports on Forms 8-K, 10-Q and 10-K.  Our executive officers, directors and beneficial owners of 10 percent or more of our common stock also file reports relative to the acquisition or disposition of shares of our common stock or acquisition, disposition or exercise of any of our common stock purchase options or warrants.  These filings will be a matter of public record and any person may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Further, the SEC maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC.

DANIELS CORPORATE ADVISORY COMPANY, INC.

UNAUDITED REPORT ON CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

SIX MONTHS ENDED MAY 31, 2010 AND 2009

Daniels Corporate Advisory Company, Inc.
	Balance Sheets

	May 31,	November30,
ASSETS	2010	2009
	Unaudited	Audited
CURRENT ASSETS
Cash and Cash Equivalents	$ 569	$ 569
Accounts Receivable	30,500	0
Financing Costs, current portion	0	0
Total Current Assets	31,069	569

OTHER ASSETS
Debt Discount, net of current portion	0	0
Prepaid Acquisition Cost	0	0
Financing Costs, net of current portion	0	0
Deferred Consulting Fees, net of amortization	0	0
Total Other Assets	0	0

TOTAL ASSETS	$ 31,069	$ 569

LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)

CURRENT LIABILITIES
Accounts Payable and accrued expenses	$ 1,557,140	$ 320,610
Callable Notes	438,451	438,451
Convertible Notes	873,460	873,460
Notes Payable, current portion	0	0
Total Current Liabilities	2,869,051	1,632,521

LONG-TERM LIABILITIES
Total Long Term Liabilities	-	-

TOTAL LIABILITIES	2,869,051	1,632,521

STOCKHOLDERS' EQUITY(DEFICIT)
Preferred Stock, $.001 par value; 50,000
shares authorized, issued and outstanding	50	50
Common Stock, $001 par value; 75,000,000
shares authorized, 10,000
issued and outstanding	10	10
Additional paid-in-capital	3,873,726	3,873,726
Accumulated Deficit	(6,671,726)	(5,465,696)
Accumulated other comprehensive (loss)	(40,042)	(40,042)
Total Stockholders' Equity(Deficit)	(2,837,982)	(1,631,952)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)	$ 31,069	$ 569

	See Notes to Financial Statements

Daniels Corporate Advisory Company, Inc.
Statements of Operations

May 31,
2010
Unaudited

REVENUES	$30,500

OPERATING EXPENSES	135,100

INCOME(LOSS) FROM STAFFING OPERATIONS BEFORE DEPRECIATION & AMORTIZATION
(104,600)

Amortization	0

NET INCOME(LOSS) BEFORE OTHER EXPENSE	(104,600)

OTHER INCOME (EXPENSE):

Interest and Penalties Expense	(1,101,430)

NET LOSS BEFORE
PROVISION FOR INCOME TAXES	(1,206,030)

Provision for income taxes	-

NET LOSS	($1,206,030)

BASIC AND DILUTED LOSS PER SHARE	(120.60)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	10,000

See Notes to Financial Statements

Daniels Corporate Advisory Company, Inc.
Statements of Cash Flows

For the six months ended
May 31,
2010
Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)	$(1,206,030)

Adjustments to reconcile net income (loss):

Amortization of finance costs	0
Accretion of debt discount	0
Common stock issued for services	0
Amortization of deferred consulting fees	-

Changes in assets and liabilities:

(Increase)decrease in accounts receivable	(30,500)
Increase(decrease) in accounts payable	1,236,530
Total cash flows from operating activities	-

CASH FLOWS FROM INVESTING ACTIVITIES:
0
Total cash flows from investing activities	0

CASH FLOWS FROM FINANCING ACTIVITIES:

Prepaid acquisition cost write off	0
Debt settlements - notes payable	0
Contributions of capital	0
Proceeds from callable notes	0

Total cash flows from financing activities	-

Increase in cash and equivalents	-
Cash and cash equivalents at beginning of year	569

Cash and cash equivalents at end of year	$569

See Notes to Financial Statements

Daniels Corporate Advisory Company, Inc.
Statements of Cash Flows

For the six months ended
May 31,
2010
Unaudited
CASH PAID DURING THE YEAR FOR:

Interest	$0

Income taxes	$0

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Unrealized gain (loss) on securities	$0

See Notes to Financial Statements

Daniels Corporate Advisory Company, Inc.
Statement of Comprehensive Loss

For the Six Months Ended
May 31,
2010
Unaudited

Net loss	$ (1,206,030)

Other comprehensive income loss

Unrealized (gains)losses arising during the period	-

Comprehensive loss	$ (1,206,030)

See Notes to Financial Statements

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

MAY 31 2010

NOTE 1-   ORGANIZATION AND BASIS OF PRESENTATION

Daniels Corporate Advisory Company, Inc. (Daniels) was incorporated in the State of Nevada on May 2, 2002.  The Company was organized to offer: (a) corporate financial consulting and (b) merchant banking services for public and private client companies interested in implementing Daniels developed, agreed upon, accelerated growth strategies; including MBO/LBO, Roll-up Transactions. Merchant banking services includes advisory to Senior Management’s on equity funding of the growth of their company, as well as well as advisory on different funding options for micro-cap public companies. Daniels became a subsidiary of INfe Human Resources, Inc. (a Nevada Corporation) in late 2003 as a result of the acquisition of all of its common stock.

Daniels has a growth goal of providing advisory services to business services as well as non-business services client companies. Daniels works with companies seeking to create and/or acquire adjunct service businesses, whose services will initially provide better lifestyles for its existing workforce, and ultimately will be packaged, on an additional profit center basis, for sale to other small companies for the retention of their employees.

The Daniels Merchant Banking Services advises senior managements of micro-cap public companies in a variety of industries on deal structure, negotiation and finance structure.  It has developed a database of capital providers for senior managements’ to view in determining what alternatives would work the best.

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

MAY 31 2010

NOTE 2-   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The financial statements include only the accounts of Daniels Corporate Advisory Company, Inc. The inter company transactions have not been eliminated with the parent company INfe Human Resources, Inc .nor any her subsidiaries in order to provide the stand alone entity Daniels. There are no inter company transactions included that provide any income or expense generating items between any of the inter related companies.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, short-term, highly liquid investments with original maturities of three months or less are considered to be cash equivalents. The Company maintains its cash accounts at several financial institutions, which at times may exceed the insurable FDIC limit, but management believes that there is little risk of loss.

Revenue and Cost Recognition:

The Company records its transactions under the accrual method of accounting whereby income is recognized when the services are rendered and collection is reasonably assured.

Daniels Corporate Advisory Company, Inc., (Daniels) has revenues as a result of corporate financial consulting services which are recognized as services are performed. Daniels also operates the merchant banking division, which did not have any revenues to recognize.

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

MAY 31 2010

NOTE 2-   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investments

Marketable securities are classified as available-for-sale. Accordingly, they are carried at fair value with unrealized gains and losses reported, net of deferred income taxes, in accumulated other comprehensive income, a separate component of stockholder’s equity.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheets for cash, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of the financial instruments.

The Company believes that its indebtedness approximates fair value based on current yields for debt instruments with similar terms.

Fixed Assets

Fixed assets acquired would be reported at cost less accumulated depreciation, which is generally provided on the straight-line method over the estimated useful lives of the assets. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

Financing Fees

Financing fees were being amortized over the life of the related liability on the straight-line method which is not materially different than using the effective interest method. All amortization has been expensed since the ongoing staffing operations have discontinued from which the finance fees were originally accrued.

Evaluating Impairment of Long-lived Assets

When events or changes in circumstances indicate that long-lived assets other than goodwill may be impaired, an evaluation is performed to determine if a write-down to fair value is required. When an asset is classified as held for sale, the asset's book value is evaluated and adjusted to the lower of its carrying amount or fair value less cost to sell. In addition, depreciation and amortization ceases while it is classified as held for sale.

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

MAY 31 2010

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net Loss Per Share

 Net loss per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti−dilutive. The following is a reconciliation of the computation for basic and diluted EPS for the six months ended May 31, 2010:

2010
Net loss	$(1,206,030)

Weighted-average common shares outstanding basic
Weighted-average common stock	10,000
Equivalents
Stock options	-
Warrants	-
Convertible Notes	-
Weighted-average common shares outstanding- diluted	10,000

Income Taxes

The Company recognizes the amount of taxes payable or refundable for the year. In addition, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will not be realized.

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

MAY 31 2010

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Currently the Daniels has $5,424,493 in Net Loss Operating Loss carryforward available as of November 30, 2009. The benefits of the potential tax savings will be recognized on the financial statements upon the acquisition or development of revenue source to apply against these losses. The company recognizes that the Internal Revenue Service has the final determination of the NOL available going forward and that amount may be significantly different from that recorded to date.

NOTE 3-   CONVERTIBLE NOTES PAYABLE

The Company executed a Securities Purchase Agreement to issue 8% secured convertible notes payable in the amount of $5,090,000.  Of this amount, $2,572,150 was transferred to the other subsidiaries of the parent Infe Human Resources, Inc. to facilitate the purchase of operating staffing companies and their expansion. The following information pertains to the convertible notes in their entirety and any conversion relates to the publicly traded  parent Infe Human Resources, Inc. The notes are convertible at anytime by the holder of the security into shares of common stock, par value $.001 per share.  In addition, the Company issued warrants enabling the holder to purchase 800,000 shares of common stock at an exercise price of $1.50 per share, warrants enabling the holder to purchase 10,000,000 shares of common stock at an exercise price of $0.10 and warrants enabling the holder to purchase 10,000,000 shares of common stock at an exercise price of $0.02 per share. The Company has issued $2,610,000 of convertible notes in four tranches. One tranche of $1,250,000 was issued on November 29, 2005 the second tranche of $750,000 was issued on February 14, 2006, the third tranche of $435,000 was issued on November 23, 2007 and the fourth tranche of $175,000 was issued on April 11, 2008. A fifth tranche of $105,000 was issued in June of 2008. The notes mature 3 years from their date of issue.  The warrants’ value, relative to the corresponding notes, has been accounted for as a debt discount, being amortized over the life of the corresponding convertible notes.  The value of the warrants has been determined using the Black-Scholes pricing model as follows on the following page:

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

MAY 31 2010

NOTE 3-   CONVERTIBLE NOTES PAYABLE (CONTINUED)

	April 11,	November 23,	February 14,	November 29,
Issue Date	2008	2007	2006	2005
Valuation assumptions:
Expected term (in years)	5	5	5	5
stock price volatility	436%	482%	125%	132%
Expected stock dividend yield	0%	0%	0%	0%
Risk-free interest rate	2.95%	3.40%	4.60%	4.40%
Fair value per warrant	$0.025	$0.10	$0.35	$0.54
Number of warrants	10,000,000	10,000,000	300,000	500,000
Value of warrants	$160,000	$1,000,000	$105,263	$271,458
Relative value of warrants	$102,941	$303,136	$92,308	$223,025

Fees amounting to $109,259 (net of amortization) at November 30 2009 related to the convertible notes are being amortized over the life of the notes.

These notes contain conversion prices per underlying common share which were below the market value of the Company’s stock at the dates of issue. Because the conversion was “in-the-money” at the date of each issue, the Company recognized an expense of $343,870, $290,248, $248,687, $89,749 and $1,026,975, respectively, in  the years  2009, 2008, 2007, 2006 and 2005, respectively. In addition the Company issued $294,812 of callable secured convertible notes in exchange for accrued interest of a like amount. Although the Company has not met some of the terms of the agreement, the lender has stated that the notes will not be considered as being in default.  The notes have been classified as current liabilities in the accompanying balance sheets since they may be called at any time. If the agreement were strictly followed, there would be substantial penalties for interest due because of a default and significant penalties for the inability to satisfy stock registration rights under the agreement could also be imposed in the future.

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

MAY 31 2010

NOTE 3-   CONVERTIBLE NOTES PAYABLE (CONTINUED)

As described above, the Company has executed an agreement with four entities in which the Company may issue up to $5,090,000 of convertible debt upon certain milestones being reached by the Company.   These notes are convertible into shares of common stock of the Company at a variable conversion price equal to fifty percent (subsequently renegotiated to thirty percent) of the average of the lowest three (3) trading prices of the stock during the twenty days prior to the conversion.  The convertible notes are available for conversion into shares of common stock in the amount of the principal balance of the note plus any accrued and unpaid interest.  No holder or its affiliate may convert the notes for shares in excess of ownership in the Company of greater than 4.99%.  The convertible notes are issued at par and bear interest at 8% quarterly.  A condition of the convertible notes is that the Company must file a registration statement, which has become effective.  Failure on the Company’s part to have a registration statement become effective could subject the Company to a registration default fee and liquidated damages under the agreement that currently total approximately $2.5 million. In addition to the issuance of the the  convertible notes payable, the Company was required to issue warrants to the Note Holders to purchase shares of common stock of the Company at various exercise prices per share.  On November 29, 2005, the Company issued 500,000 warrants which are exercisable at $1.50 per share for 500,000 shares of common stock and expire November 29, 2010.  The Company issued an additional 300,000 warrants on February 14, 2006 and 10,000,000 additional warrants exercisable at $0.10 per share were issued on November 23, 2007. Further, 10,000,000 additional warrants exercisable at $0.02 per share were issued on April 11, 2008. These warrants expire 5 years from the date of issuance.

The Company holds a call option that would allow the Company to prepay the convertible notes under certain conditions. As long as the Company is not in default, the Company has sufficient number of shares to convert the full amount of the notes, and the Company’s stock is trading at or below $1.00, then at any time after the Issue Date, with ten (10) trading days prior written notice to the Note Holders, the Company has the option to prepay all of the outstanding Notes. The prepayment amount is tiered based on when the call option is exercised and varies from 125% to 140% of the outstanding balance, plus default interest and penalties if applicable.

Moreover, the Company holds a partial call option.  In the event that the price of the Common Stock, for each day of a month is below $.57, the Borrower may, at its option, prepay a portion of the outstanding principal amount of the Notes equal to 104% of the principal amount hereof divided by thirty-six (36) plus one month’s interest.

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

MAY 31 2010

NOTE 3-   CONVERTIBLE NOTES PAYABLE (CONTINUED)

If the Company fails to deliver certificates for the Warrant Shares within five (5) business days after exercise, it is liable to the Holder for a penalty equal to 2% of the number of Warrant Shares that the holder is entitled to multiplied by the Market Price for each day that the Company fails to deliver certificates for the Warrant Shares.

The warrants contain a cashless exercise provision, which can be utilized if there is no effective resale registration statement at the time of exercise.  In the event of a Cashless Exercise, the Holder receives a number of shares of Common Stock determined by multiplying the number of Warrant Shares to which the Holder would otherwise be entitled by a fraction, the numerator of which is the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which is the then current Market Price per share of Common Stock.

The Warrants contain a limitation whereby the Holder cannot exercise shares such that the Holder would beneficially own, including all other share ownership, in excess of 4.99% of the outstanding common stock of the Company. The Warrants contain anti-dilution provisions whereby the price is adjusted for issuances of common stock by the Company for no consideration or consideration below market value.

Concurrently with the execution of the Securities Purchase Agreement for the convertible notes, the Company entered into a Registration Rights Agreement requiring the Company to register 2 times the total number of shares issuable upon conversion of the convertible notes and all shares underlying the warrants. Under the registration rights agreement, if the registration statement relating to the securities is not declared effective by the SEC within 120 days of the issuance of the note, Infe is obligated to pay a registration default fee equal to the principal of the Convertible Notes outstanding multiplied by .02 multiplied by the sum of the number of months that the registration statement is not yet effective, on a pro rata basis. In addition, The Company’s failure to make this registration effective could result in the assessment of liquidated damages in the amount of $5,000 for each $250,000 of Outstanding Principal per month against Infe beginning four months from the date of issuance of the notes. The potential registration default fee and liquidated damages amount to approximately $2.3 million at May 31, 2009.

Furthermore, a breach of the representation and warranties contained in the Securities Purchase Agreement, a failure to accept an otherwise legally valid transfer or re-sale of the securities, and the failure to reserve and have authorized 2 times the amount of shares necessary for the conversion of the notes and warrants, exposes the Company to liquidated damages in the amount of thee percent (3%) of the outstanding amount of the notes per month plus accrued and unpaid interest on the Notes, prorated for partial months, in cash or shares at the option of the Company. At May 31, 2010 potential liquidated damages amounted to of  $2.5  million.

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

MAY 31 2010

NOTE 3-   CONVERTIBLE NOTES PAYABLE (CONTINUED)

In the event that the Company elects to make payment of liquidated damages in common stock, such stock is to be issued at the conversion rate at the time of such issuance.

The Company is also required to pay a penalty of $2,000 per day to the investors if they fail to deliver the shares of common stock upon a conversion of the Convertible Notes within two business days upon receipt of the conversion notice.

As of May 31, 2010, the Lender has stated that the Notes will not be considered in default but has not waived its right to do so in the future.  Accordingly, the Company has not accrued damages in its financial statements.

As of May31, 2010 the Company was not declared to be in default of any provisions of the Convertible Debentures. As of the date hereof, The Company has failed to comply with the following terms of the convertible debentures:  1) failed to cause a registration statement to be effective  ; 2) Failed to comply with the requirement that the Company to timely file all reports with the SEC, (its Form 10-KSB for the fiscal year end November 30, 2006 was untimely); and 3) failure to pay quarterly interest.

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

MAY 31 2010

NOTE 4-   GOING CONCERN

The Company has incurred operating losses, and as of November 30, 2009 the Company had a working capital deficit of $2,868,482 and an accumulated deficit of $6,702,226. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management believes that the Company’s capital requirements will depend on many factors including the success of the Company’s development efforts and its efforts to raise capital. Management also believes the Company needs to raise additional capital for working capital purposes. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 5-   COMMITMENTS AND CONTINGENCIES

Commitments

The Company currently has no long term commitments.

Contingencies

Under the registration rights agreement with the Holders of the Convertible Notes, if the registration statement relating to the securities is not declared effective by the SEC within 120 days of March 30, 2006, Infe is obligated to pay a registration default fee to the note holders equal to the principal of the Convertible Notes outstanding multiplied by .02 multiplied by the sum of the number of months that the registration statement is not yet effective, on a pro rata basis. In addition, the failure to make a registration statement effective could result in the assessment of liquidated damages in the amount of $5,000 for each $250,000 of outstanding principal per month against Infe beginning March 30, 2006. Although the Holders of the Convertible Notes have not notified Infe of a default to date and have stated that the notes will not be considered as being in default, this failure to notify us does not act as a waiver of the default. The Company has classified such notes as current in the accompanying balance sheet.  Accordingly, the Company’s failure to make a registration statement effective could result in the assessment of liquidation damages in the amount of $40,000 per month against Infe beginning from July 30, 2006. The total contingent liability for the registration default fee and the liquidated damages through May 31, 2010 could be approximately $1,800,000.

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

MAY 31 2010

NOTE 6-   SUBSEQUENT EVENTS

On June 22, 2010 the parent - INfe  Human Resources, Inc. - agreed to spin-off  it's subsidiary Daniels Corporate Advisory Company, Inc. in a share ratio of 1 share of Daniels for every 100 shares of INfe Human Resources, to the existing shareholder base.  This Daniels’ distribution is in direct proportion to shareholder ownership in INfe in order to meet the federal tax requirements for Daniels to be able to apply the portion of the Parent NOL attributable to its operations towards earnings from its continuing, now independent, operations as a Corporate Financial Consulting and Merchant Banking Services Company.  (described in note 2 above.)

INfe Human Resources, Inc. has agreed to assume and agrees to perform, and otherwise pay, satisfy and discharge all existing and future liabilities and obligations relating to the NIR Liabilities, whether accrued or unaccrued and that the Company (INfe Human Resources, Inc.) will forever indemnify and hold harmless Daniels Corporate Advisory, Inc. (The Spin-off).

As described in the above paragraph the debt forgiven will reduce that loss carryforward to $4,357,583. At this point all the items noted in note 3 including any accrued items owed to NIR as per the closing documents of the transaction have been eliminated and this change is reflected as income in the presented pro-forma balance sheet and income statement. This reflects managements position of where the company will be at November 30, 2010 exclusive of any additional major transactions or refinancing of the Company not already reflected in these pro-forma statements below.  As of May 31, 2010, we had outstanding liabilities of $2,869,051, all of which is past due or payable within 12 months.

Daniels Corporate Advisory Company, Inc.
Balance Sheets

	November 30,	November 30,
ASSETS	2010	2009
	Pro Forma	Auditerd
CURRENT ASSETS
Cash and Cash Equivalents	$ 2,625,273	$ 569
Debt Discount, current portion	30,500	0
Financing Costs, current portion	0	0
Total Current Assets	2,655,773	569

OTHER ASSETS
Debt Discount, net of current portion	0	0
Prepaid Acquisition Cost	0	0
Financing Costs, net of current portion	0	0
Deferred Consulting Fees, net of amortization	0	0
Total Other Assets	0	0

TOTAL ASSETS	$ 2,655,773	$ 569

LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)

CURRENT LIABILITIES
Accounts Payable and accrued expenses	$ 565,611	$ 320,610
Callable Notes	-	438,451
Convertible Notes	-	873,460
Notes Payable, current portion	0	0
Total Current Liabilities	565,611	1,632,521

LONG-TERM LIABILITIES
Total Long Term Liabilities	-	-

TOTAL LIABILITIES	565,611	1,632,521

STOCKHOLDERS' EQUITY(DEFICIT)
Preferred Stock, $.001 par value; 10,000,000
shares authorized, 50,000 issued and outstanding	50	50
Common Stock, $001 par value; 75,000,000
shares authorized, and 25,000,000
issued and outstanding	25,000	10
Additional paid-in-capital	6,473,440	3,873,726
Accumulated Deficit	(4,368,286)	(5,465,696)
Accumulated other comprehensive (loss)	(40,042)	(40,042)
Total Stockholders' Equity(Deficit)	2,090,162	(1,631,952)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)	$ 2,655,773	$ 569

See Notes to Financial Statements

	F-18
	Daniels Corporate Advisory Company, Inc.
	Statements of Operations

		November 30,
		2010
		Pro Forma

REVENUES		$30,500

OPERATING EXPENSES		245,000

INCOME(LOSS) FROM STAFFING OPERATIONS BEFORE DEPRECIATION & AMORTIZATION
		(214,500)

Amortization		0

NET INCOME BEFORE OTHER EXPENSE		(214,500)

OTHER INCOME (EXPENSE):

Reorganization debt forgiveness		1,311,910

NET INCOME BEFORE
PROVISION FOR INCOME TAXES		1,097,410

Provision for income taxes		-

NET INCOME		$1,097,410

BASIC AND DILUTED INCOME PER SHARE		0.44

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING		2,521,766

	See Notes to Financial Statements

DANIELS CORPORATE ADVISORY COMPANY, INC.

REPORT ON AUDIT OF CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

YEARS ENDED NOVEMBER 30, 2009 AND 2008

Report of Independent auditors

Board of Directors and Stockholders

Daniels Corporate Advisory Company,Inc.

I have audited the accompanying balance sheet of Daniels Corporate Advisory Company, Inc. as of November 30, 2009, and 2008 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended.. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on our audit.

I conducted my audit in accordance with the standards of the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Daniels Corporate Advisory Company, Inc. as of November 30 2008, and 2009, and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4, the Company has incurred significant losses since inception and currently has no sources of income or capital. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

John Scrudato CPA

Califon, New Jersey

June 10, 2010

Daniels Corporate Advisory Company, Inc.
Balance Sheets

	November 30,	November 30,
ASSETS	2009	2008
	audited	audited
CURRENT ASSETS
Cash and Cash Equivalents	$ 569	$ 45,218
Debt Discount, current portion	0	162,213
Financing Costs, current portion	0	36,546
Total Current Assets	569	243,977

OTHER ASSETS
Debt Discount, net of current portion	0	181,657
Prepaid Acquisition Cost	0	358,761
Financing Costs, net of current portion	0	46,940
Deferred Consulting Fees, net of amortization	0	251,373
Total Other Assets	0	838,731

TOTAL ASSETS	$ 569	$ 1,082,708

LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)

CURRENT LIABILITIES
Accounts Payable and accrued expenses	$ 320,610	$ 95,000
Callable Notes	438,451	438,451
Convertible Notes	873,460	873,460
Notes Payable, current portion	0	0
Total Current Liabilities	1,632,521	1,406,911

LONG-TERM LIABILITIES
Total Long Term Liabilities	-	-

TOTAL LIABILITIES	1,632,521	1,406,911

STOCKHOLDERS' EQUITY(DEFICIT)
Preferred Stock, $.001 par value; 50,000
shares authorized, issued and outstanding	50	50
Common Stock, $001 par value; 75,000,000
shares authorized, and 10,000
issued and outstanding	10	10
Additional paid-in-capital	3,873,726	3,873,726
Accumulated Deficit	(5,465,696)	(4,157,947)
Accumulated other comprehensive (loss)	(40,042)	(40,042)
Total Stockholders' Equity(Deficit)	(1,631,952)	(324,203)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)	$ 569	$ 1,082,708

See Notes to Financial Statements

	Daniels Corporate Advisory Company, Inc.
Statements of Operations

	For the Years Ended
	November 30,	November 30,
	2009	2008
	auditrd	auditrd

REVENUES	$0	$0

OPERATING EXPENSES	880,393	793,686

INCOME(LOSS) FROM STAFFING OPERATIONS BEFORE DEPRECIATION & AMORTIZATION
	(880,393)	(793,686)

Amortization	83,486	77,229

NET LOSS BEFORE OTHER EXPENSE	(963,879)	(870,915)

OTHER INCOME (EXPENSE):
Debt Settlements	0	125,637
Interest Expense	(343,870)	(290,248)

NET LOSS BEFORE
PROVISION FOR INCOME TAXES	(1,307,749)	(1,035,526)

Provision for income taxes	-	-

NET LOSS	($1,307,749)	($1,035,526)

BASIC AND DILUTED LOSS PER SHARE	(130.77)	(103.55)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	10,000	10,000

See Notes to Financial Statements

Daniels Corporate Advisory Company, Inc.
Statements of Cash Flows

	For the years ended
	November 30,	November 30,
	2009	2008
	audited	audited
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)	$(1,307,749)	$(1,035,526)

Adjustments to reconcile net income (loss):

Amortization of finance costs	83,486	77,229
Accretion of debt discount	343,870	290,248
Amortization of intangibles	0	0
Amortization of deferred consulting fees	251,373	29,666

Changes in assets and liabilities:

Decrease in accrued income	0	136,212
Increase(decrease) in accounts payable	225,610	21,500
Total cash flows from operating activities	(403,410)	(480,671)

CASH FLOWS FROM INVESTING ACTIVITIES:
	0	0
Total cash flows from investing activities	0	0

CASH FLOWS FROM FINANCING ACTIVITIES:

Prepaid acquisition cost write off	358,761	0
Debt settlements - notes payable	0	(125,637)
Contributions of capital	0	67,073
Proceeds from callable notes	0	136,294

Total cash flows from financing activities	358,761	77,730

Increase in cash and equivalents	(44,649)	(402,941)
Cash and cash equivalents at beginning of year	45,218	448,159

Cash and cash equivalents at end of year	$569	$45,218

See Notes to Financial Statements

Daniels Corporate Advisory Company, Inc.
Statements of Cash Flows

	For the years ended
	November 30,	November 30,
	2009	2008
	audited	audited
CASH PAID DURING THE YEAR FOR:

Interest	$0	$0

Income taxes	$0	$0

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Unrealized gain (loss) on securities	$0	($3,852)

See Notes to Financial Statements

Daniels Corporate Advisory Company, Inc.
Statement of Comprehensive Loss

	For the Year Ended	For the Year Ended
	November 30,	November 30,
	2009	2008
	audited	audited

Net loss	$(1,307,749)	(1,035,526)

Other comprehensive income loss

Unrealized (gains)losses arising during the period	0	3,852

Comprehensive loss	$(1,307,749)	$(1,031,674)

See Notes to Financial Statements

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30 2009 AND NOVEMBER 30, 2008

NOTE 1-   ORGANIZATION AND BASIS OF PRESENTATION

Daniels Corporate Advisory Company, Inc. (Daniels) was incorporated in the State of Nevada on May 2, 2002.  The Company was organized to offer: (a) corporate financial consulting and (b) merchant banking services for public and private client companies interested in implementing Daniels developed, agreed upon, accelerated growth strategies; including MBO/LBO, Roll-up Transactions. Merchant banking services includes advisory to Senior Management’s on equity funding of the growth of their company, as well as advisory on different funding options for micro-cap public companies. Daniels became a subsidiary of INfe Human Resources, Inc. (a Nevada Corporation) in late 2003 as a result of the acquisition of all of its common stock.

Daniels has a growth goal of providing advisory services to business services as well as non-business services client companies. Daniels works with companies seeking to create and/or acquire adjunct service businesses, whose services will initially provide better lifestyles for its existing workforce, and ultimately will be packaged, on an additional profit center basis, for sale to other small companies for the retention of their employees.

The Daniels Merchant Banking Services advises senior managements of micro-cap public companies in a variety of industries on deal structure, negotiation and finance structure.  It has developed a database of capital providers for senior managements’ to view in determining what alternatives would work the best.

NOTE 2-   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The financial statements include only the accounts of Daniels Corporate Advisory Company, Inc. The inter company transactions have not been eliminated with the parent company Infe Human Resources, Inc .nor any her subsidiaries in order to provide the stand alone entity Daniels. There are no inter company transactions included that provide any income or expense generating items between any of the inter related companies.

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30 2009 AND NOVEMBER 30, 2008

NOTE 2-   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, short-term, highly liquid investments with original maturities of three months or less are considered to be cash equivalents. The Company maintains its cash accounts at several financial institutions, which at times may exceed the insurable FDIC limit, but management believes that there is little risk of loss.

Revenue and Cost Recognition:

The Company records its transactions under the accrual method of accounting whereby income is recognized when the services are rendered and collection is reasonably assured.

Daniels Corporate Advisory Company, Inc., (Daniels) has revenues as a result of corporate financial consulting services which are recognized as services are performed. Daniels also operates the merchant banking division, which did not have any revenues to recognize.

Investments

Marketable securities are classified as available-for-sale. Accordingly, they are carried at fair value with unrealized gains and losses reported, net of deferred income taxes, in accumulated other comprehensive income, a separate component of stockholder’s equity.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheets for cash, deposits, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of the financial instruments.

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30 2009 AND NOVEMBER 30, 2008

NOTE 2-   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company believes that its indebtedness approximates fair value based on current yields for debt instruments with similar terms.

Fixed Assets

Fixed assets acquired would be reported at cost less accumulated depreciation, which is generally provided on the straight-line method over the estimated useful lives of the assets. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

Financing Fees

Financing fees were being amortized over the life of the related liability on the straight-line method which is not materially different than using the effective interest method. All amortization has been expensed since the ongoing staffing operations have discontinued from which the finance fees were originally accrued.

Evaluating Impairment of Long-lived Assets

When events or changes in circumstances indicate that long-lived assets other than goodwill may be impaired, an evaluation is performed to determine if a write-down to fair value is required. When an asset is classified as held for sale, the asset's book value is evaluated and adjusted to the lower of its carrying amount or fair value less cost to sell. In addition, depreciation and amortization ceases while it is classified as held for sale.

Net Loss Per Share

 Net loss per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive. The following is a reconciliation of the computation for basic and diluted EPS for the years ended November 30, 2009 and November 30, 2008:

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30 2009 AND NOVEMBER 30, 2008

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2009	2008
Net loss	$(1,307,749)	$(1,035,526)

Weighted-average common shares outstanding basic
Weighted-average common stock	10,000	10,000
Equivalents
Stock options	-	-
Warrants	-	-
Convertible Notes	-	-
Weighted-average common shares outstanding- diluted	10,000	10,000

Income Taxes

The Company recognizes the amount of taxes payable or refundable for the year. In addition, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will not be realized.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Currently the Daniels has $5,424,493 in Net Loss Operating Loss carryforward available. The benefits of the potential tax savings will be recognized on the financial statements upon the acquisition or development of revenue source to apply against these losses. The company recognizes that the Internal Revenue Service has the final determination of the NOL available going forward and that amount may be significantly different from that recorded to date.

 DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30 2009 AND NOVEMBER 30, 2008

NOTE 3-   CONVERTIBLE NOTES PAYABLE

The Company executed a Securities Purchase Agreement to issue 8% secured convertible notes payable in the amount of $3,093,000.  Of this amount, $1,583,580 was transferred to the other subsidiaries of the parent Infe Human Resources, Inc. to facilitate the purchase of operating staffing companies and their expansion. The following information pertains to the convertible notes in their entirety and any conversion relates to the publicly traded  parent Infe Human Resources, Inc. The notes are convertible at anytime by the holder of the security into shares of common stock, par value $.001 per share.  In addition, the Company issued warrants enabling the holder to purchase 800,000 shares of common stock at an exercise price of $1.50 per share, warrants enabling the holder to purchase 10,000,000 shares of common stock at an exercise price of $0.10 and warrants enabling the holder to purchase 10,000,000 shares of common stock at an exercise price of $0.02 per share. The Company has issued $2,610,000 of convertible notes in four tranches. One tranche of $1,250,000 was issued on November 29, 2005 the second tranche of $750,000 was issued on February 14, 2006, the third tranche of $435,000 was issued on November 23, 2007 and the fourth tranche of $175,000 was issued on April 11, 2008. A fifth tranche of $105,000 was issued in June of 2008. The notes mature 3 years from their date of issue.  The warrants’ value, relative to the corresponding notes, has been accounted for as a debt discount, being amortized over the life of the corresponding convertible notes.  The value of the warrants has been determined using the Black-Scholes pricing model as follows on the following page:

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30 2009 AND NOVEMBER 30, 2008

NOTE 3-   CONVERTIBLE NOTES PAYABLE (CONTINUED)

	April 11,	November 23,	February 14,	November 29,
Issue Date	2008	2007	2006	2005
Valuation assumptions:
Expected term (in years)	5	5	5	5
stock price volatility	436%	482%	125%	132%
Expected stock dividend yield	0%	0%	0%	0%
Risk-free interest rate	2.95%	3.40%	4.60%	4.40%
Fair value per warrant	$0.025	$0.10	$0.35	$0.54
Number of warrants	10,000,000	10,000,000	300,000	500,000
Value of warrants	$160,000	$1,000,000	$105,263	$271,458
Relative value of warrants	$102,941	$303,136	$92,308	$223,025

Fees amounting to $109,259 (net of amortization) at November 30 2009 related to the convertible notes are being amortized over the life of the notes.

These notes contain conversion prices per underlying common share which were below the market value of the Company’s stock at the dates of issue. Because the conversion was “in-the-money” at the date of each issue, the Company recognized an expense of $343,870, $290,248, $248,687, $89,749 and $1,026,975, respectively, in the years  2009, 2008, 2007, 2006 and 2005, respectively. In addition the Company issued $294,812 of callable secured convertible notes in exchange for accrued interest of a like amount. Although the Company has not met some of the terms of the agreement, the lender has stated that the notes will not be considered as being in default.  The notes have been classified as current liabilities in the accompanying balance sheets since they may be called at any time. If the agreement were strictly followed, there would be substantial penalties for interest due because of a default and significant penalties for the inability to satisfy stock registration rights under the agreement could also be imposed in the future.

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30 2009 AND NOVEMBER 30, 2008

NOTE 3-   CONVERTIBLE NOTES PAYABLE (CONTINUED)

As described above, the Company has executed an agreement with four entities in which the Company may issue up to $3,093,000 of convertible debt upon certain milestones being reached by the Company.   These notes are convertible into shares of common stock of the Company at a variable conversion price equal to fifty percent (subsequently renegotiated to thirty percent) of the average of the lowest three (3) trading prices of the stock during the twenty days prior to the conversion.  The convertible notes are available for conversion into shares of common stock in the amount of the principal balance of the note plus any accrued and unpaid interest.  No holder or its affiliate may convert the notes for shares in excess of ownership in the Company of greater than 4.99%.  The convertible notes are issued at par and bear interest at 8% quarterly.  A condition of the convertible notes is that the Company must file a registration statement, which has become effective.  Failure on the Company’s part to have a registration statement become effective could subject the Company to a registration default fee and liquidated damages under the agreement that currently total approximately $2.5 million. In addition to the issuance of the the  convertible notes payable, the Company was required to issue warrants to the Note Holders to purchase shares of common stock of the Company at various exercise prices per share.  On November 29, 2005, the Company issued 500,000 warrants which are exercisable at $1.50 per share for 500,000 shares of common stock and expire November 29, 2010.  The Company issued an additional 300,000 warrants on February 14, 2006 and 10,000,000 additional warrants exercisable at $0.10 per share were issued on November 23, 2007. Further, 10,000,000 additional warrants exercisable at $0.02 per share were issued on April 11, 2008. These warrants expire 5 years from the date of issuance.

The Company holds a call option that would allow the Company to prepay the convertible notes under certain conditions. As long as the Company is not in default, the Company has sufficient number of shares to convert the full amount of the notes, and the Company’s stock is trading at or below $1.00, then at any time after the Issue Date, with ten (10) trading days prior written notice to the Note Holders, the Company has the option to prepay all of the outstanding Notes. The prepayment amount is tiered based on when the call option is exercised and varies from 125% to 140% of the outstanding balance, plus default interest and penalties if applicable.

Moreover, the Company holds a partial call option.  In the event that the price of the Common Stock, for each day of a month is below $.57, the Borrower may, at its option, prepay a portion of the outstanding principal amount of the Notes equal to 104% of the principal amount hereof divided by thirty-six (36) plus one month’s interest.

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30 2009 AND NOVEMBER 30, 2008

NOTE 3-   CONVERTIBLE NOTES PAYABLE (CONTINUED)

If the Company fails to deliver certificates for the Warrant Shares within five (5) business days after exercise, it is liable to the Holder for a penalty equal to 2% of the number of Warrant Shares that the holder is entitled to multiplied by the Market Price for each day that the Company fails to deliver certificates for the Warrant Shares.

The warrants contain a cashless exercise provision, which can be utilized if there is no effective resale registration statement at the time of exercise.  In the event of a Cashless Exercise, the Holder receives a number of shares of Common Stock determined by multiplying the number of Warrant Shares to which the Holder would otherwise be entitled by a fraction, the numerator of which is the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which is the then current Market Price per share of Common Stock.

The Warrants contain a limitation whereby the Holder cannot exercise shares such that the Holder would beneficially own, including all other share ownership, in excess of 4.99% of the outstanding common stock of the Company. The Warrants contain anti-dilution provisions whereby the price is adjusted for issuances of common stock by the Company for no consideration or consideration below market value.

Concurrently with the execution of the Securities Purchase Agreement for the convertible notes, the Company entered into a Registration Rights Agreement requiring the Company to register 2 times the total number of shares issuable upon conversion of the convertible notes and all shares underlying the warrants. Under the registration rights agreement, if the registration statement relating to the securities is not declared effective by the SEC within 120 days of the issuance of the note, Infe is obligated to pay a registration default fee equal to the principal of the Convertible Notes outstanding multiplied by .02 multiplied by the sum of the number of months that the registration statement is not yet effective, on a pro rata basis. In addition, The Company’s failure to make this registration effective could result in the assessment of liquidated damages in the amount of $5,000 for each $250,000 of Outstanding Principal per month against Infe beginning four months from the date of issuance of the notes. The potential registration default fee and liquidated damages amount to approximately $2.0 million at November 30 2009.

Furthermore, a breach of the representation and warranties contained in the Securities Purchase Agreement, a failure to accept an otherwise legally valid transfer or re-sale of the securities, and the failure to reserve and have authorized 2 times the amount of shares necessary for the conversion of the notes and warrants, exposes the Company to liquidated damages in the amount of thee percent (3%) of the outstanding amount of the notes per month plus accrued and unpaid interest on the Notes, prorated for partial months, in cash or shares at the option of the Company. At November 30, 2009 potential liquidated damages amounted to  of  $2.2  million.

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30 2009 AND NOVEMBER 30, 2008

NOTE 3-   CONVERTIBLE NOTES PAYABLE (CONTINUED)

In the event that the Company elects to make payment of liquidated damages in common stock, such stock is to be issued at the conversion rate at the time of such issuance.

The Company is also required to pay a penalty of $2,000 per day to the investors if they fail to deliver the shares of common stock upon a conversion of the Convertible Notes within two business days upon receipt of the conversion notice.

As of November 30 2009, the Lender has stated that the Notes will not be considered in default but has not waived its right to do so in the future.  Accordingly, the Company has not accrued damages in its financial statements.

As of November 30, 2009 the Company was not declared to be in default of any provisions of the Convertible Debentures. As of the date hereof, The Company has failed to comply with the following terms of the convertible debentures:  1) failed to cause a registration statement to be effective  ; 2) Failed to comply with the requirement that the Company to timely file all reports with the SEC, (its Form 10-KSB for the fiscal year end November 30, 2006 was untimely); and 3) failure to pay quarterly interest.

DANIELS CORPORATE ADVISORY COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30 2009 AND NOVEMBER 30, 2008

NOTE 4-   GOING CONCERN

The Company has incurred operating losses, and as of November 30, 2009 the Company had a working capital deficit of $1,631,952 and an accumulated deficit of $5,465,696. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management believes that the Company’s capital requirements will depend on many factors including the success of the Company’s development efforts and its efforts to raise capital. Management also believes the Company needs to raise additional capital for working capital purposes. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 5-   COMMITMENTS AND CONTINGENCIES

Commitments

The Company currently has no long term commitments.

Contingencies

Under the registration rights agreement with the Holders of the Convertible Notes, if the registration statement relating to the securities is not declared effective by the SEC within 120 days of March 30, 2006, Infe is obligated to pay a registration default fee to the note holders equal to the principal of the Convertible Notes outstanding multiplied by .02 multiplied by the sum of the number of months that the registration statement is not yet effective, on a pro rata basis. In addition, the failure to make a registration statement effective could result in the assessment of liquidated damages in the amount of $5,000 for each $250,000 of outstanding principal per month against Infe beginning March 30, 2006. Although the Holders of the Convertible Notes have not notified Infe of a default to date and have stated that the notes will not be considered as being in default, this failure to notify us does not act as a waiver of the default. The Company has classified such notes as current in the accompanying balance sheet.  Accordingly, the Company’s failure to make a registration statement effective could result in the assessment of liquidation damages in the amount of $40,000 per month against Infe beginning from July 30, 2006. The total contingent liability for the registration default fee and the liquidated damages through November 30, 2009 could be approximately $1,500,000.

DANIELS CORPORATE ADVISORY COMPANY, INC.

25,000,000 Shares of

Common Stock

________________________

PROSPECTUS

________________________

__________, 2010

Until _______, 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the costs and expenses payable by Daniels Corporate Advisory in connection with the offering described in this registration statement.  All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission registration fee	$230
Accounting fees and expenses	5,000
Legal fees and expenses	25,000
Printing	1,000
State securities fees	2,000
Transfer agent fees	1,000
Miscellaneous	1,000
Total	$35,230

Item 14.

Indemnification of Officers and Directors.

Our bylaws provide to the fullest extent permitted by Nevada law, that our directors or officers shall not be personally liable to Daniels Corporate Advisory or our stockholders for damages for breach of such director’s or officer’s fiduciary duty.  The effect of this provision of our bylaws is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of Daniels Corporate Advisory) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute.  We believe that the indemnification provisions in our bylaws are necessary to attract and retain qualified persons as directors and officers.

Nevada corporate law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Daniels Corporate Advisory pursuant to the foregoing provisions, or otherwise, Daniels Corporate Advisory has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Daniels Corporate Advisory of expenses incurred or paid by a director, officer or controlling person of Daniels Corporate Advisory in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Daniels Corporate Advisory will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.

Recent Sales of Unregistered Securities.

None.

Item 16.

Exhibits and Financial Schedules.

Exhibit No.	Identification of Exhibit
3.1*	Articles of Incorporation of Daniels Corporate Advisory Company, Inc. filed with the Secretary of State of Nevada on May 2, 2002.
3.2*	Amended and Restated Articles of Incorporation of Daniels Corporate Advisory Company, Inc. filed with the Secretary of State of Nevada on August 4, 2010.
3.3*	Bylaws of Daniels Corporate Advisory Company, Inc. adopted May 2, 2002.
3.4*	Amended and Restated Bylaws of Daniels Corporate Advisory Company, Inc. adopted August 4, 2010.
3.5*	Daniels Corporate Advisory Company, Inc. Preferred Stock Designation filed with the Secretary of State of Nevada on August 4, 2010.
5.0*	Opinion of Counsel.
10.1*	Charter of the Audit Committee of Daniels Corporate Advisory Company, Inc.
10.2*	Code of Business Conduct of Daniels Corporate Advisory Company, Inc.
10.3*	Code of Ethics for Senior Executive Officers and Senior Financial Officers of Daniels Corporate Advisory Company, Inc.
10.4*	Charter of the Compensation Committee of Daniels Corporate Advisory Company, Inc.
10.5*	Corporate Governance Principles of the Board of Directors of Daniels Corporate Advisory Company, Inc.
10.6*	Charter of the Executive Committee of the Board of Directors of Daniels Corporate Advisory Company, Inc.
10.7*	Charter of the Finance Committee of Daniels Corporate Advisory Company, Inc.
10.8*	Charter of the Governance and Nominating Committee of Daniels Corporate Advisory Company, Inc.
10.9*	Reporting Financial Integrity Concerns,
11.0**	Statement Regarding Computation of Per Share Earnings.
23.1*	Consent of Counsel. (Contained within Exhibit 5.0)
23.2*	Consent of Independent Certified Public Accountants.

____________

*

Filed herewith.

**

Incorporated by reference from the material contained in the registration statement.

Item 17.

Undertakings.

(a)

The undersigned Registrant hereby undertakes to:

(1)

File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

Each prospectus filed pursuant to Rule 424(b) of Regulation C as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A of Regulation C, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

As required under the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Huntington Beach, Nevada, on August 31, 2010.

DANIELS CORPORATE ADVISORY COMPANY, INC.

By  /s/ Arthur D. Viola

    Arthur D. Viola, Chief Executive Officer

By  /s/ Arthur D. Viola

    Arthur D. Viola, Principal Financial Officer

    and Principal Accounting Officer

As required under the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

NAME	TITLE	DATE
/s/ Arthur D. Viola Arthur D. Viola	Chief Executive, Chairman of the Board, Principal Financial Officer, Principal Accounting Officer, and Secretary	August 31, 2010